                                                                   EXHIBIT 10.23


                            GUARANTEED MAXIMUM PRICE
                             CONSTRUCTION AGREEMENT

         This GUARANTEED MAXIMUM PRICE (GMP) CONSTRUCTION AGREEMENT is dated this 18th day of November, 2002, between Gaylord Entertainment Company, One Gaylord Drive, Nashville, TN 37214, ("Owner"), and Centex Construction Company, Inc., 3100 McKinnon, 7th Floor, Dallas, TX 75201 ("Contractor"), a General Contractor. Together, the Owner and Contractor are referred to herein as the "Parties".

                                    RECITALS

         The Parties have entered into a Pre-Construction Agreement, dated October 30, 2000, providing for design and program development for the organization and management of the construction of the Gaylord Opryland Resort and Conference Center located in Grapevine, Texas (the "Pre-Construction Work"). All Pre-Construction Work and Additional Services contemplated by the Pre-Construction Agreement have been performed.

         The Pre-Construction Agreement anticipated that the Parties would negotiate and execute a Guaranteed Maximum Price Agreement to provide for the construction phase of the Project. The Parties have begun the construction phase of the Project under the Pre-Construction Agreement prior to their execution of this Guaranteed Maximum Price Construction Agreement (referred to herein as the "Agreement"). This Agreement governs the construction phase of the Project performed after the Date of Commencement as set forth in this Agreement pursuant to Change Order Nos. 1, 2 and 3 of the Pre-Construction Agreement and contract documentation issued in connection therewith.

         The Parties have also executed, and are performing, a separate lump sum contract, dated February 22, 2002, for the construction of certain infrastructure related to the Project. That separate contract is referred to herein as the "ECONOMIC IMPROVEMENT PROGRAM AGREEMENT" or "EIP AGREEMENT".

         The Parties acknowledge that the originally contemplated pace and schedule for the Project have been delayed and disrupted by the actual and threatened impact on the hospitality industry caused by the events of September 11, 2001. As a consequence of those calamities, occurring after the commencement of the Work, the Owner directed a slow-down of performance and imposed a nine-month limitation on the scope of Work to permit its careful evaluation of the impact of those events and their aftermath on the desirability of proceeding with the completion of the Project. The Contractor and its subcontractors have cooperated with the Owner by curtailing and delaying their performance of Work. The Owner, having determined to complete the Project, and the Contractor, intending to do so, now enter into this Agreement cognizant of these circumstances after the Work has been commenced, slowed and now resumed for completion.

         In consideration of the foregoing Recitals and the mutual obligations undertaken herein, the Parties agree to the following terms and conditions:

                                   ARTICLE 1.
                                   DEFINITIONS

1.1 BASIC DEFINITIONS. Certain capitalized terms are defined throughout this Agreement. In addition, when used herein, the following terms shall have the meanings provided below:

         1.1.1 "ARCHITECT" means Hnedak Bobo Group, 104 South Front Street, Memphis, TN 38103.

         1.1.2 "CONTRACT DOCUMENTS" shall mean this Agreement, the Scope of Work set out on Exhibit A hereto, and the Documents enumerated in Exhibit B hereto, the Drawings, the Specifications, Change Order Nos. 1, 2 and 3 to the Pre-Construction Agreement, other documents listed in this Agreement, and Modifications executed after the date of this Agreement.

         1.1.3 "DRAWINGS" means the graphic and pictorial portions of the Contract Documents, showing the design, location and dimensions of the Project Work, generally including plans, elevations, sections, details, schedules and diagrams, as enumerated in Exhibit B hereto.

         1.1.4 "FORCE MAJEURE" means the events described in Paragraph 9.1.3 hereof.

         1.1.5 "MODIFICATION" means (i) a written amendment to this Agreement signed by both parties, (ii) a Change Order, including Change Order Nos. 1, 2 and 3 to the Pre-Construction Agreement, (iii) a Construction Change Directive or (iv) a written order for a minor change in the Project Work issued by the Architect. Unless specifically enumerated in the Agreement, the Contract Documents do not include bidding requirements (advertisement or invitation to bid, instructions to bidders, sample forms, the Contractor's bid or portions of addenda relating to bidding requirements).

         1.1.6 "PROJECT" means the construction of the Hotel, Convention Center, and Service Building, and Parcel "C" and related items producing a complete facility developed as the Gaylord Opryland Resort and Conference Center located in Grapevine, Texas.

                  1.1.6.1 "Parcel C" shall mean bus shelters, truck marshaling area, approximately 1,300 surface parking spaces, striping, site lighting, site utilities, berming, landscaping, irrigation, signage, and security located on approximately 17 acres within the boundaries of State Highway 26, Boyd Drive, Turner Road and Ruth Wall Street, as fully described by the Contract Documents.

        1.1.7 "PROGRAM MANAGER" will mean Foxcor, Inc., as successor to HDC International, acting on and after August 1, 2002, as a direct representative of the Owner in all phases of design and construction.

         1.1.8 "FF&E MILESTONE DATES" shall mean the dates on which certain areas of Work or activities are scheduled for completion in accordance with the Contract Documents. The scheduled Milestone Dates for each area of Work or activity are specified by Exhibit G which is attached hereto and incorporated herein.

         1.1.9 "SPECIFICATIONS" means that portion of the Contract Documents consisting of the written requirements for materials, equipment, construction systems, standards and workmanship for the Project Work, and performance of related services as set forth in Exhibit B attached hereto.

         1.1.10 "SUBSTANTIAL COMPLETION" shall be as described in Paragraph
2.2.1 hereof.

         1.1.11 "WORK OR PROJECT WORK" means the construction and services required to complete the components of the Project, as described in Paragraph
2.1 hereof and delineated by Exhibit A hereto and in accordance with the Documents enumerated in Exhibit B hereto and shall not incorporate the Gaylord Hotel Standards except as expressly referenced in a Contract Document. Any issue regarding whether an item of Work depicted by Exhibits A and B hereto is within the scope of the Project Work shall be resolved on site on a daily basis by representatives of the Contractor and the Program Manager. The resolution of each scope issue shall be logged and indexed in sufficient detail for record purposes and for adjustment, if any, of the Guaranteed Maximum Price and the Contract Time. If representatives of the Contractor and the Program Manager cannot resolve the scope issue on site, the Contractor shall submit a request for information ("RFI") to the Architect for prompt written resolution. The Contractor shall proceed with the execution of the Scope of Work, as further defined by written resolution achieved through consultation with the Program Manager or determination by the Architect.

         1.1.12 "EIP PROJECTS", also referred to as Section 380 and formerly referred to as "TIF PROJECTS", means TIF Project 1 - Gaylord Trail and TIF Project 2 Ruth Wall Road infrastructure work to be completed in connection with the Hotel under separate contracts between the City and TIF Contractors, and the other work to be completed by Contractor pursuant to the EIP Agreement dated May 21, 2001, between Contractor and Owner. Such work is being funded by the proceeds made available by the City of Grapevine, Texas, pursuant to agreements between the City and the Owner. EIP Projects will be under construction while the Contractor is performing the Project Work. Contractor shall coordinate all interfaces with adjacent EIP Projects with the Program Manager. Contractor shall maintain separate records and accounts for the Project and the EIP Projects.

         1.1.13 "CONTINGENCY" shall mean that Cost of the Work, as defined in Paragraph 2.3.2 hereof, that may be reasonably unforeseen by the Parties. The GMP shall not include a Budget Line Item Value nor a liquidated component for any Contingency. The Contractor may submit any reasonably unforeseeable cost of performing the Work to the Program Manager whose recommendation thereon shall be provided to the Owner. The Cost of the Work shall not be adjusted for the amount of a requested Contingency item, except upon the written approval of the Owner in the form of a Change Order.

         1.1.14 "EFFECTIVE DATE" of this Agreement shall mean March 19, 2001.

         1.1.15 Subject to the provision for extension of time provided in Subparagraph 9.2.1 hereof, the "CONTRACT TIME" shall mean the period of time from the Date of Commencement to the Date of Final Completion.

         1.1.16 "GRAND OPENING" is the stage of completion of all Work required by the Contract Documents so as to enable the Owner to open to the public, and to utilize, the entire Project as an operating, revenue-producing Hotel and Convention Center. The Grand Opening anticipates the Owner's access to, and the use, function and availability of, public areas, guest rooms and suites, atriums, registration, front door and bell service, parking, concierge, elevators, salons, spas and outdoor pools, restaurants, food and beverage service; and that service functions and facilities, including roads, lighting, security, fire protection, life safety, kitchen, loading docks and aprons, elevators and laundries are open, secure and operating without access to any area being materially impeded.

         1.1.17 "GRAND OPENING DATE". The Grand Opening Date of the Project shall occur on April 2, 2004, the date on which the Project is scheduled for its Grand Opening and commencement of revenue-producing activities as a Hotel and Convention Center. Except for delays excused by force majeure, as provided in Paragraph 9.1.3 in this Agreement, Contractor warrants that in no event shall the Grand Opening Date of the Project be later than April 2, 2004. The Parties agree that some of the conditions for Final Completion, as defined in Paragraph 10.10.2, may not be achieved until after the Grand Opening Date.

1.2 OTHER TERMS. Unless otherwise stated in the Contract Documents, words which have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

                                   ARTICLE 2.
                                  GENERAL TERMS

2.1 THE WORK OF THIS CONTRACT. The Contractor shall fully execute the entire work as described in the Scope of Work for the Project in Exhibits A and B (the "Project Work").

2.2 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION. The Date of Commencement of the Project Work shall be March 19, 2001, regardless of any delay thereafter by the Contractor in actually commencing the Project Work.

         2.2.1 "SUBSTANTIAL COMPLETION" is the stage in the progress of the Work when the entire Work is sufficiently complete in accordance with the provisions of the Contract Documents so that the Owner can occupy or utilize the Project for its Intended Use, subject to the Contractor's completion and correction of minor omissions and deficiencies in the Work that do not interfere with the Owner's access to the entire Project for its installation of FF&E. Substantial Completion of the entire Project Work shall be signified by the Architect's execution and issuance to the Parties of a Certificate of Substantial Completion.

                  2.2.1.1 "DATE OF SUBSTANTIAL COMPLETION". The Contractor shall achieve Substantial Completion of the entire Project, including without limitation the Convention Center, Support Building, and Hotel, including atrium and each Hotel Wing and related landscaping and hardscape, no later than March 1, 2004.

                  2.2.1.2 The Contractor shall achieve Partial Use under Paragraph 10.9 of the Convention Center (Exhibition Level only) no later than August 1, 2003 for the stocking of furniture, fixtures and equipment for timely installation in the Hotel prior to life safety systems being operational and tested. The Parties agree that Partial Use of the Convention Center Exhibition Level does not include the life safety systems, which may not be sufficiently operational to occupy the Convention Center without City of Grapevine specified alternative measures.

2.3 GUARANTEED MAXIMUM PRICE ("GMP"). For all work performed and services rendered by Contractor with respect to the Project Work (not including EIP Projects Scope of Work), the Owner agrees to pay Contractor an amount equal to the total of the Cost of the Work plus the Contractor's Fee; but in no event will the compensation paid by the Owner to Contractor for the cost of the Project

Work plus Contractor's Fee be an amount in excess of THREE HUNDRED SEVENTEEN MILLION NINE HUNDRED NINETY-EIGHT THOUSAND FIVE HUNDRED SIXTY-NINE DOLLARS ($317,998,569.00) said amount being the "Guaranteed Maximum Price" ("GMP"), as identified in Exhibits C and E, subject to additions or deductions by Change Order as provided in the Contract Documents. In no event will the Owner be obligated to pay Contractor the full GMP unless the Cost of the Work plus the Contractor's Fee are equal to or in excess of the GMP. The GMP may also be referred to in the Contract Documents as the Hotel Contract Sum. Costs which would cause the GMP to be exceeded will be paid by the Contractor without reimbursement by the Owner.

         2.3.1 CONTRACTOR'S FEE. Contractor's Fixed Fee for the Project Work will be TWELVE MILLION DOLLARS ($12,000,000.00) and includes all of Contractor's profit for the Project Work. Contractor's Fee shall not be increased unless or until the actual Cost of the Work exceeds $305,998,569.00 by way of Change Orders. Contractor will include in each monthly progress Application for Payment for Project Work a line item for the Contractor's Fee for that portion of the entire Contractor's Fee that is earned during the period for which Application is made. The Contractor's Fee submitted in each Application shall be calculated as a sum being in the same proportion to the entire Contractor's Fee as the percentage of the Project Work completed during that period for which Application is made, less applicable retainage as defined in Paragraph 10.6.1.2. The periodic percentage of completion of the Project Work is subject to the recommendation of the Program Manager and the certification by the Architect and the approval of the Owner.

         2.3.2 COST OF THE WORK. The "Cost of the Work" shall mean the actual cost of labor, material, equipment and services incurred by the Contractor in performing the Project Work, as approved by the Architect in consultation with the Program Manager and as particularly described in Paragraph 2.3.2.1 hereof.

                  2.3.2.1 "Cost of the Work" shall include those costs as further defined and limited by the following provisions:

                           A. Wages and salaries for personnel paid for labor in
the direct employ of the Contractor in the performance of the Project Work under applicable collective bargaining agreements or under a salary or wage schedule, including such welfare or other benefits, if any, as may be previously agreed upon in writing by the Owner and Contractor. The terms "wages" and "salaries" used herein shall include the straight time and overtime pay and the fixed rate of associated employee benefits. Employee benefits include, but are not limited to, unemployment compensation, social security, compensated absences, and other mandatory and customary contributions and fringe benefits insofar as such costs are based on wages, salaries, or other remuneration paid to employees of the Contractor at a fixed rate of 12.137% of said wages and 48.261% of said salaries. In the event significant overtime becomes necessary, Owner reserves the right to require prior, written Program Manager approval of overtime. Moving expenses and other costs of employee relocation of certain personnel from Contractor's Florida affiliate are Costs of the Work with Program Manager's prior approval, which shall not be unreasonably withheld.

                           B. The cost of all materials, supplies and equipment
incorporated in the Project Work or stored on site, including cost of transportation and storage thereof. At the Owner's sole discretion, the Owner may make payment for materials, supplies and/or equipment stored off-site and insured. In the event of a work stoppage for the Owner's convenience or termination by the Contractor for Owner's default under Article 14, the Owner is obligated to pay Contractor's and sub-tier committed material costs or, if possible, re-stocking charges.

                           C. Payments made by the Contractor to Trade
Contractors for their work performed pursuant to Trade Contracts with the Contractor.

                           D. Cost of the premiums for only that insurance and
those payment and performance bonds which the Contractor is required to procure upon the request of the Owner, as provided in Paragraphs 12.19.1 and 12.12 hereof. Notwithstanding the above, Cost of the Work shall include Contractor's cost of insurance of Contractor-Provided Coverage under Paragraph 12.12 at the fixed rate of .003063 of the Contract Sum.

                           E. Sales, use, gross receipt, or similar taxes
related to the Project Work imposed by any governmental authority and for which the Contractor is liable.

                           F. Operating permit fees, inspection and filing fees,
sewer and water fees, and deposits lost for causes other than the Contractor's own negligence or other wrongful act. If royalties or losses and damages, including cost of defense, are incurred which arise from a particular design, process or the product of a particular manufacturer or manufacturers specified by the Owner or Architect/Engineer, and the Contractor had no reason to believe there would be infringement of patent rights, such royalties, losses and damages shall be "Cost of the Work". If the Contractor knew or, in the exercise of reasonable diligence, should have known that use of the particular design, process or product would infringe a patent(s) and fails to provide written notice to the Owner before using such design, process or product, then no royalties, losses or damages arising from use of such design, process or product shall be a "Cost of the Work".

                           G. Reasonable cost of removal and disposal of all
debris including clean up and trash removal.

                           H. Cost incurred due to an emergency affecting the
safety of persons and/or property, unless a direct result of the negligent acts or omissions of the Contractor.

                           I. Cost to the Contractor of all temporary electric
power, lighting, water and heat required for the performance of the Project Work, or required to protect the Project Work from weather damage.

                           J. Cost to the Contractor of temporary safety-related
protection including barricades and safety equipment, temporary roads and parking, dust control, pest control, installation and operation of temporary hoists, scaffolds, ladders and runways, and temporary project signs and costs of permits and fees pursuant to the Conditions of the Contract.

                           K. Cost of watchmen or similar security services
subject to prior approval by the Owner.

                           L. Cost of surveys, measurements and layout work
reasonably required for the execution of the Project Work or the requirements of this Agreement.

                           M. Cost of preparation of shop drawings, coordination
plans, photographs, and/or as-built documents not included in Trade Contracts.

                           N. Cost of data processing services required in the
performance of the construction phase services shall be Cost of Work at a fixed rate of $3,219.00/wk.

                           O. All reasonable and customary costs for required
 reproduction of documents.

                           P. All costs directly incurred in the performance of
the Project Work, except as may be limited by other provisions of this Agreement.

                           Q. Cost of reasonable and customary deductibles for
insurance claims for Contractor-Provided Coverage under Paragraph 12.12 of this Agreement unless such claims were caused by the grossly negligent or intentional act of the Contractor, its Subcontractors, or those for whom they are responsible or the insurance claim is made in response to a valid claim for breach of contract brought by Owner against Contractor.

                           R. Cost, including transportation and maintenance, of
all materials, supplies, equipment, temporary facilities and hand tools not owned by the workmen which are employed or consumed in the performance of the Work.

                           S. Actual rental charges incurred for all necessary
machinery and equipment, including hand tools used in the performance of the Project Work, whether rented from the Contractor or others, including installation, repairs and replacements, dismantling, removal, costs of lubrication, transportation and delivery costs thereof. Rent of Rental Equipment owned by Contractor or Subcontractors or their affiliated companies charged to the Owner on a cost reimbursable basis as the Cost of the Work shall not exceed 70% of the appraised value. Within 90 days after the date of this Agreement, schedules describing equipment, rates and quantity of equipment, including vehicles, owned, rented or leased by the Contractor and its Subcontractors for use on the Project shall be prepared by Contractor and approved by the Program Manager, which approval shall not be unreasonably withheld, before the cost of such equipment may be charged as a Cost of the Work. The Owner reserves the right to purchase the equipment, and the Contractor agrees to properly maintain and operate the equipment.

                           T. Costs associated with setting up and demobilizing
tool sheds, project field offices, temporary fences, temporary roads, and temporary fire protection.

                           U. Other General Conditions and Project Support Costs
elements identified in Exhibit D hereto.

                  2.3.2.2 It is understood and agreed that the "Cost of the Work" shall be inclusive of all cost associated with the construction of the Project as defined by the Drawings and Specifications as further described by Exhibits A and B hereto, subject to the limitations provided herein. Contingency will be held by the Owner and is not a part of the GMP.

Contractor shall be allowed to utilize any buyout savings within the GMP to be used at its discretion to cover items not clearly defined but implied on drawings issued, missed scope, or discrepancies as noted in Paragraph 4.1.4.1, special conditions not specified, etc. Contractor shall provide a detailed report to Owner on a monthly basis detailing any buyout savings.

         2.3.3 Notwithstanding any provision of this Agreement at variance herewith, the Contractor shall not submit for payment as a Cost of the Work and the Owner shall not be obliged to pay, any additional cost for (i) barricades, drapes, safety devices and signage to protect, divert or warn Hotel guests and staff from using or entering incomplete areas of the Hotel and Convention Center incurred by the Contractor or its Subcontractors or vendors on or after the Grand Opening Date; and (ii) premium time for extended or accelerated labor expense incurred after April 2, 2004, if the Grand Opening is not held on the Grand Opening Date as a result of the unexcused delays by the Contractor. The foregoing limitation on the Cost of the Work shall not apply to the extent that the Owner is responsible for such costs incurred on or after April 2, 2004.

         2.3.4 [DELETED]

         2.3.5 LIQUIDATED DAMAGES. In the event that the Contractor may delay the Grand Opening or the Owner's access to Hotel Wings or public areas of the Project for installation of FF&E, Liquidated Damages shall be assessed in accordance with the provisions of Paragraphs 9.3, 9.5, and 9.7. Liquidated Damages set forth in Paragraphs 9.3, 9.5, and 9.7 are Owner's exclusive monetary remedy for delays to the Project Work.

         2.3.6 AFFILIATED ENTITY. The Contractor shall not enter into any subcontract, contract, agreement, purchase order or any other arrangement of any kind ("Arrangement") for the furnishing of any portion of the materials, services, equipment rented for use on the project, equipment, tools, or any portion of the Work with any party or entity if such party or entity is an "Affiliated Entity", as defined below, unless such Arrangement has been approved in writing by the Owner, after full written disclosure by the Contractor to the Owner of such affiliation or relationship and all details relating to the proposed Arrangement. Disclosure by the Contractor to and agreement by the Owner, if agreed by the Owner, shall be in advance of the Contractor entering into any Agreement with any "Affiliated Entity". The term "Affiliated Entity" means any entity related to or affiliated with or having common ownership or management with the Contractor or with respect to which the Contractor has direct or indirect ownership or control, including, without limitation, any entity owned in whole or part by the Contractor; any holder of issued and outstanding shares of, or the holder of any interest in, the Contractor; any entity in which any officer, director, employee, partner or shareholder (or member of the family of any of the foregoing persons) of the Contractor or any entity owned by the contractor has a direct or indirect interest, which interest includes, but is not limited to, that of a partner, employee, or agent or shareholder. At the Owner's sole discretion, the Owner shall not reimburse the Contractor for any cost associated with any Arrangement with any Affiliated Entity, as defined above, unless the Owner has received full disclosure from the Contractor and given written approval of the Arrangement prior to the Contractor entering into any Arrangement.

         2.3.7 GIFTS; BENEFITS. Contractor shall comply with the gifts policy developed by Owner with regard to receipt by Contractor or its employees of gifts or other benefits from vendors or subcontractors providing materials or services for the Project.

         2.3.8 SEPARATED CONTRACT.

                  2.3.8.1 The parties intend that this Agreement shall be a "Separated Contract" as defined in Section 151.056 of the Texas Tax Code and the Rules promulgated by the Texas Comptroller of Public Accounts under that Section.

                  2.3.8.2 The agreed contract price of all materials incorporated into the Project Work shall be the price that the Contractor has paid or shall pay for the materials or the price that the Contractor has paid or shall pay to the Subcontractors for materials (provided such material prices are separately stated by the Subcontractors) plus the cost of transportation of, and insurance on, the materials and any other charges directly attributable to the incorporated materials.

                  2.3.8.3 The agreed contract price of any taxable labor and services included within the performance of the Project Work shall be the amount paid by the Contractor for the labor or services.

                  2.3.8.4 The Contractor shall issue to the Subcontractors a resale certificate with respect to the materials incorporated into the Project Work and the taxable services that are included in the Project Work and that the Contractor is deemed to resell to the Owner under the Texas Tax Code.

                  2.3.8.5 The Contractor shall not collect sales or use taxes from the Owner with respect to consumable items used in connection with, and not incorporated into, the Project Work, such as hand tools, fuel, supplies and other items consumed in the performance of the work and not incorporated into the Work. All sales or use taxes paid with respect to such consumable items shall be included in Cost of the Work.

                  2.3.8.6 Each Application for Payment shall separately state the agreed contract price for incorporated materials, for all skill and labor, for taxable services and for consumables included in the Project Work that is the subject of the Application for Payment (and any Change Orders or other Modifications), all in accordance with the requirements of the Texas Tax Code.

                  2.3.8.7 The Contractor represents and warrants that the Contractor holds a Texas sales tax permit. The Contractor shall continue to hold the permit at all relevant times during the performance of this Agreement and shall collect, report and remit applicable sales or use taxes arising from the Project Work as required by the Texas Tax Code. Paragraph 2.3.8 shall survive the duration of the Contract Time. During and after the term of this Agreement, the Contractor shall endeavor to collect applicable sales and use taxes from its Subcontractors. If Contractor's efforts are unsuccessful, Owner shall indemnify and hold the Contractor harmless from sales and use tax liability arising out of a Subcontractor default.

                  2.3.8.8 Notwithstanding the foregoing provisions of this paragraph 2.3.8, if Cost of the Work plus the Contractor's Fee would exceed the GMP, the Cost of the Work which causes the GMP to be exceeded shall include all sales and use taxes arising from the Project Work that are included in such excess Cost of the Work. The Contractor shall pay any such sales and use taxes as a part of such excess costs without reimbursement by the Owner.

                                   ARTICLE 3.
                                      OWNER

3.1      INFORMATION AND SERVICES REQUIRED OF THE OWNER.

         3.1.1 The Owner, upon reasonable written request, shall furnish to the Contractor in writing information which is necessary and relevant for the Contractor to evaluate, give notice of or enforce mechanic's lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, and the Owner's interest therein at the time of execution of the Agreement and, within five days after any change, information of such change in title, recorded or unrecorded. Owner shall also provide, upon Contractor's reasonable written request, proof of Owner's financing or other ability to timely pay for the Project Work according to this Agreement, and shall notify Contractor immediately upon any foreseeable change in the status of Owner's funding that may materially affect Contractor's (or its Subcontractors' or Suppliers') rights to claims for payment; Contractor may stop the Project Work seven (7) days after written notice of Contractor's reasonable belief that Owner is or will be unable to pay pending or future Applications for Payment on a timely basis.

         3.1.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of such site.

         3.1.3 Except for permits and fees which are the responsibility of the Contractor under the Contract Documents, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for construction, use or occupancy of permanent structures or for permanent changes in existing facilities. The Owner shall secure and pay for the building permit.

3.2 OWNER'S RIGHT TO STOP THE WORK. If the Contractor fails to correct work which is not in accordance with the requirements of the Contract Documents as required by Paragraph 13.2 or fails to carry out Work in accordance with the Contract Documents, the Owner, by 7 days written order, may order the Contractor to cure any non-conforming work or complete any omitted work or stop the work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Contractor or any other person or entity.

3.3 OWNER'S RIGHT TO CARRY OUT THE WORK. If the Contractor defaults or neglects to carry out the Project Work in accordance with the Contract Documents and fails within a seven-day period after receipt of written notice from the Owner, as provided in Paragraph 3.2 hereof to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Contractor the cost of correcting such deficiencies, including compensation for the Program Manager and Architect and their respective consultants and Contractor's additional services and expenses made necessary by such default, neglect or failure. If payments then or thereafter due the Contractor are not sufficient to cover such amounts, the Contractor shall pay the difference to the Owner.

                                   ARTICLE 4.
                                   CONTRACTOR

4.1      REVIEW OF CONTRACT DOCUMENTS AND FIELD CONDITIONS BY CONTRACTOR.

         4.1.1 The Contractor shall continuously throughout the performance of the Project Work, carefully study and compare the Contract Documents with each other and with information furnished by the Owner pursuant to Paragraph 3.1 and shall, after reasonable investigation, report to the Program Manager and Architect errors, inconsistencies or omissions discovered. The Contractor shall not be liable to the Owner, Program Manager or Architect for damage resulting from errors, inconsistencies or omissions in the Contract Documents unless the Contractor recognized such error, inconsistency or omission and failed to report it to the Program Manager and Architect. If the Contractor performs any construction activity after its employees or representatives became aware that such performance involved an error, inconsistency or omission in the Contract Documents without such notice to the Program Manager and Architect, the Contractor shall assume responsibility for such performance and shall bear an appropriate amount of the attributable costs for correction.

         4.1.2 Contractor represents that it took field measurements and verified field conditions of the site prior to commencement of construction under the Pre-Construction Agreement and that no errors, inconsistencies or omissions were discovered.

         4.1.3 The Contractor shall perform the Project Work in accordance with the Contract Documents.

         4.1.4 The Contractor represents that the Contractor, Subcontractors, material and equipment suppliers have evaluated the Drawings and Specifications as provided by the Owner, have participated in the evaluation of the project design subject to the limitations of Article 4.9.10, and made site observations as necessary, and that all conflicts, discrepancies, errors and omissions in the Contract Documents known or discovered prior to the date of this Agreement will be corrected and clarified in accordance with the provisions of Paragraph 4.9.10 hereof. Contractor is aware of the importance of document coordination and acknowledges that Contractor and Subcontractors will not be allowed any change orders for field coordination issues relating to document review per this paragraph.

                  4.1.4.1 It is the intent of the Contract Documents to describe fully complete Project Work as more particularly described in the Contract Documents, and it is intended that Contractor shall furnish all labor, materials, tools, equipment and other items necessary for the proper execution and completion of the Project Work in accordance therewith, including all work incidental to or reasonably inferable from the Contract Documents as being necessary to produce the intended results, unless it is specifically indicated in the Contract Documents that such work is to be performed by others, and to complete the work in a good and workmanlike manner. Contractor warrants and represents that the GMP represents the cost for complying with that stage of completion of the Project Work depicted by the Contract Documents.

                  4.1.4.2 The Contractor acknowledges that, subject to the limitations of Article 4.9.10, the Contractor has participated in the design of the project by attending Owner Design Meetings, Architectural Consultant Meetings and by providing cost estimates and guidance for the Project. The Contractor acknowledges the receipt of compensation for Preconstruction Services as stated in the Preconstruction Services Agreement. The Contractor acknowledges that throughout the Preconstruction process that the Contractor has participated in the selection of materials, equipment and systems for the Project. Notwithstanding anything to the contrary in this Article 4.1, the Contractor is not responsible for the design decisions and the interpretation of those decisions into the design depicted by the Contract Documents to achieve Owner's intended results.

         4.1.5 Based on known conditions and representations set forth in this Contract, Contractor represents that the Guaranteed Maximum Price represents the total cost for completion of the Project Work as specified in the Contract Documents hereto, including the Contractor's Fee, and therefore, the Contractor's review and evaluation of the specifications has taken into consideration the Scope of Work depicted in the Contract Documents hereto.

         4.1.6 Should Contractor fail to report in writing the discovery by its representatives of an error, inconsistency or ambiguity in the Contract Documents or, having reported same, fail to wait for the Owner or Architect's instructions prior to proceeding with the Project Work, then any work performed by or on behalf of Contractor and subsequent correction will be considered a Cost of the Work and will be at Contractor's own risk and expense to the extent the GMP is exceeded.

4.2      SUPERVISION AND CONSTRUCTION PROCEDURES.

         4.2.1 The Contractor shall supervise and direct the Project Work, using the Contractor's best skill and attention. The Contractor shall be solely responsible for and have control over construction means, methods, job safety, techniques, sequences and procedures and for coordinating all portions of the Project Work under this Contract, as provided in Subparagraphs 5.3.4.1 and 5.3.4.2.

         4.2.2 The Contractor will employ, during the Project's progress an adequate and appropriate number of competent staff to successfully execute the Project Work. This staff will include, but not be limited to a Project Manager, Project Superintendent, Safety Representative and other assistants and supervisory personnel. Contractor will designate a sufficient number of representatives and that there will be at least two authorized representatives on the Project Site at all times during which the Project Work is being performed. Any personnel, whether specifically named in the Agreement or approved by the Owner, will be replaced by another person satisfactory to the Owner upon the Owner's demand, and none will be removed or changed in status without the Owner's written approval. The Project Manager, Project Executive or Superintendent will represent the Contractor and all directions given to them will be binding. Contractor may request confirmation of directions in writing. If a replacement is necessary as described in this subparagraph, it will not be considered a change in work or claim for extra compensation. The Owner shall not unreasonably request replacement or unreasonably withhold approval for changing an employee.

         4.2.3 The Contractor agrees and certifies to the Owner that the Project Executive, Project Managers, and Superintendents described in Exhibit M are currently in the employ of the Contractor, and shall be committed to this Project until Substantial Completion or as otherwise agreed to in writing by the Owner. The Contractor's organizational chart, attached as Exhibit M, reflects all staff designated for this Project, their durations on the Project, and accurately describes the reporting relationships and responsibilities of each of the parties.

                  4.2.3.1 SUPERINTENDENT. The Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Project Work.

         4.2.4 The Contractor shall not be relieved of its obligations to perform the Project Work in accordance with the Contract Documents either by activities or duties of the Program Manager or Architect in their administration of the Contract, or by tests, inspections or approvals required or performed by persons other than the Contractor.

         4.2.5 The Contractor shall inspect the Project Work and will not allow additional work to be performed until such time as those portions are in proper condition to receive subsequent work.

         4.2.6 Contractor will be responsible to the Owner for the acts and omissions of its employees. Contractor shall also be responsible for the acts and omissions of its subcontractors and vendors and their respective employees and agents. This provision shall not restrict the Contractor's rights of recovery or indemnity against the Subcontractor or other person or entity ultimately responsible for such act or omission.

         4.2.7 Further, notwithstanding the fact that a dispute, controversy or other question may have arisen between the parties relating to the execution or progress of the Project Work, the interpretation of the Contract Documents, the payment of any monies, the delivery of any materials or any other matter whatsoever, Contractor will not be relieved of its obligations to perform and otherwise complete the Project Work in a timely manner or to otherwise perform in accordance with the Contract Documents, pending the determination of such dispute, controversy or other question.

4.3 LABOR AND MATERIALS. Unless otherwise provided in the Contract Documents, the Contractor shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services necessary for execution and completion of the Project Work in a good and workmanlike manner, whether temporary or permanent and whether or not incorporated or to be incorporated in the Project Work. The Contractor shall enforce strict discipline and good order among the Contractor's employees, subcontractors, suppliers, and other persons carrying out the Project Work. The Contractor shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

4.4 WARRANTY. The Contractor warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new, unless otherwise required or permitted by the Contract Documents, that the Project Work will be free from defects not inherent in the quality required or permitted, and that the Project Work will conform with the requirements of the Contract Documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective. The Contractor's warranty obligations shall extend for a period of one year from the date of Substantial Completion of the Project Work to be performed and excludes remedy for damage or defect caused by abuse (except abuse caused by the Contractor or any subcontractor during the course of the Project Work), modifications affecting the warranted condition or performance that are not made or authorized by the Contractor or its agents, employees or Contractors; maintenance or operation in disregard of, or contrary to, the requirements of any operations or owner's manual or the terms or limitations of an express warranty furnished by the Contractor; or normal wear and tear under normal usage. If required by the Owner, Program Manager or Architect, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

4.5 ACCEPTANCE OF DEFECTIVE OR NON-CONFORMING WORK. If the Owner prefers to accept defective or non-conforming work, it may do so instead of requiring its removal and correction, in which case an appropriate amount will be offset against any amounts then or thereafter due to Contractor; or, if the appropriate amount of offset is determined after final payment (or if there is not then or thereafter due to Contractor an amount sufficient to cover the offset available to the Owner), Contractor will, upon demand, pay the appropriate amount (of the difference after offset, as applicable) to the Owner.

4.6      PERMITS, FEES AND NOTICES.

         4.6.1 Except for the building permit, Contractor shall secure and pay for all permits and governmental fees, licenses and inspections necessary for which Contractor is responsible for proper execution and completion of the Project Work which are customarily secured after execution of the Contract and which are legally required when bids are received or negotiations concluded.

         4.6.2 The Contractor shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities bearing on performance of the Project Work. Contractor shall also comply with Factory Mutual Standards bearing on the conduct of the Project Work where required in the Drawings and Specifications. The Contractor shall be responsible for any and all actual cost incurred by the Owner resulting from the Contractor's negligent or intentional failure to comply with said laws, ordinances, codes and regulations.

         4.6.3 If the Contractor observes that portions of the Contract Documents are not in accordance with applicable laws, statutes, ordinances, building codes, and rules and regulations, the Contractor shall promptly notify the Program Manager and Architect in writing, and necessary changes shall be accomplished by appropriate Modification. If the Contractor performs the Project Work knowing it to be contrary to laws, statutes, ordinances, building codes, and rules and regulations without such notice to the Program Manager and Architect, the Contractor shall assume full responsibility for such work and shall bear the attributable actual cost of achieving conformity to such violated sanctions. Nothing contained herein shall relieve Architect from its responsibility for designing the Project in accordance with all applicable laws, statutes, ordinances, building codes and rules and regulations.

4.7      ALLOWANCES.

         4.7.1 The Contractor shall include in the Contract Sum all allowances stated in the Contract Documents. Items covered by allowances shall be supplied for such amounts and by such persons or entities as the Owner may direct, but the Contractor shall not be required to employ persons or entities against which the Contractor makes reasonable objection.

         4.7.2 Unless specifically provided in the Allowance description in Exhibit F, the Allowance amount stated in Exhibit F includes all cost, warranty, and time risk, other than Contractor's fee, associated with or arising out of the Allowance item. Contractor shall separately track and Owner shall pay all costs that are not specifically included in the Contract Sum (as stated in the Allowance description in Exhibit F) in connection with the Allowance items, including, without limitation, additional and extended general conditions. Owner shall select materials and equipment under an allowance to avoid delay in the Project Work.

         4.7.3 Contractor acknowledges that the inclusion of the Allowances will not be considered to mean that Contractor is entitled to receive payment in the same amount, nor will it be subject to any Shared Savings to Contractor, if any. Unless otherwise provided in Exhibit F, Contractor will not be entitled to additional job and field overhead, general conditions, home office overhead, due to an adjustment from the Allowance amount to the Actual Cost of the allowance item. After a firm price (the "Actual Cost") is agreed upon between the Owner and Contractor in connection with an allowance item, an adjustment either up or down to the GMP equal to any difference between the specified allowance and the Actual Cost will be made.

         4.7.4    Allowance items are detailed in Exhibit F attached hereto.

4.8 CONTRACTOR'S CONSTRUCTION SCHEDULE. The Contractor shall prepare and submit, for the Owner's and Program Manager's approval, monthly updated construction schedules depicting the planned schedules for performance of the Project Work.

4.9      DOCUMENTS AND SAMPLES AT THE PROJECT SITE.

         4.9.1 The Contractor shall maintain at the Project site for the Owner one record copy of the Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These shall be available to the Program Manager, Architect and Owner and shall be delivered to the Program Manager for submittal to the Owner upon completion of the Project Work.

         4.9.2    When used herein:

                  4.9.2.1 "SHOP DRAWINGS" shall mean drawings, diagrams, schedules and other data specially prepared for the Project Work by the Contractor or a Subcontractor, Sub-subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Project Work;

                  4.9.2.2 "PRODUCT DATA" shall mean illustrations, standards, schedules, performance charts, instructions, brochures, diagrams and other information furnished by the Contractor to illustrate materials or equipment for some portion of the Project Work; and

                  4.9.2.3 "SAMPLES" shall mean physical examples, which illustrate materials, equipment or workmanship and establish standards by which the Project Work will be judged.

         4.9.3 Shop Drawings, Product Data, Samples and similar submittals are not Contract Documents except upon express written approval by the Architect. The purpose of their submittal is to demonstrate for those portions of the Project Work for which submittals are required the way the Contractor proposes to conform to the information given and the design concept expressed in the Contract Documents.

         4.9.4 The Contractor shall review, approve and submit to the Program Manager and Architect, in accordance with the schedule and sequence approved by the Program Manager and Architect, Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents. Submittals made by the Contractor, which are not required by the Contract Documents, may be returned without action.

         4.9.5 The Contractor shall not perform any portion of the Project Work requiring submittal and review of Shop Drawings, Product Data, Samples or similar submittals until the respective submittal has been approved by the Architect. Such work shall be in accordance with approved submittals.

         4.9.6 By approving and submitting Shop Drawings, Product Data, Samples and similar submittals, the Contractor represents that the Contractor has determined and verified materials, field measurements and field construction criteria related thereto, or will do so, and has checked and coordinated the information contained within such submittals with the requirements of the Project Work and of the Contract Documents.

         4.9.7 The Contractor shall not be relieved of responsibility for deviations, errors or omissions from requirements of the Contract Documents by the Architect's approval of Shop Drawings, Product Data, Samples or similar submittals unless the Contractor has specifically informed the Program Manager and the Architect in writing of such deviation at the time of submittal and the Architect has given written approval to the specific deviation.

         4.9.8 The Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to revisions other than those requested by the Program Manager and Architect on previous submittals.

         4.9.9 Informational submittals upon which the Program Manager and Architect are not expected to take responsive action may be so identified in the Contract Documents or may be requested by the Architect or Program Manager.

         4.9.10 The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Project Work or unless the Contractor needs to retain such services in order to carry out the contractor's responsibilities for construction means, methods, techniques, sequences and procedures. The Contractor shall not be required to provide professional services in violation of applicable law. If professional design services or certifications by a design professional related to systems, materials or equipment are specifically required of the Contractor by the Contract Documents, the Owner and the Architect will specify all performance and design criteria that such services must satisfy. The Contractor shall cause such services or certifications to be provided by a properly licensed design professional, whose signature and seal shall appear on all drawings, calculations, specifications, certifications, Shop Drawings and other submittals prepared by such professional. Shop Drawings and other submittals related to the Project Work designed or certified by such professional, if prepared by others, shall bear such professional's written approval when submitted to the Architect. The Owner and the Architect shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals, provided the Owner and Architect have specified to the contractor all performance and design criteria that such service must satisfy. Pursuant to this Subparagraph 4.9.10, the Architect will review, approve or take other appropriate action on submittals only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Contractor shall not be responsible for the adequacy of the performance or design criteria required by the Contract Documents. Notwithstanding anything to the contrary in this Agreement, Contractor's liability for damages arising out of or relating to EIFS is limited to defective workmanship.

4.10 USE OF SITE. The Contractor shall confine operations at the Project site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the Project site with materials or equipment. The Contractor shall coordinate the Contractor's operations with, and secure the approval of, the Program Manager and Owner before using any portion of the Project site and/or any adjacent off-site staging areas.

4.11 CUTTING AND PATCHING. The Contractor shall be responsible for cutting, fitting or patching required to complete the Project Work or to make its parts fit together properly. The Contractor shall not damage or endanger a portion of the work or fully or partially completed construction of the Owner's agents, employees and Contractors or of Other Contractors by cutting, patching, excavating or otherwise altering such construction. The Contractor shall not cut or otherwise alter such construction by the Owner or the Owner's agents or Other Contractors without the written consent of the Project Manager.

4.12 CLEANUP. The Contractor shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Project Work the Contractor shall remove from and about the Project waste materials, rubbish, the Contractor's tools, construction equipment, machinery and surplus materials. If the Contractor fails to clean up as provided in the Contract Documents, the Owner may do so and the cost thereof shall be charged to the Contractor.

Prior to Substantial Completion, the Contractor shall employ experienced persons or a professional team to make a Final Clean-Up of the Project or such portions of the Project as the Owner may designate. Such Clean-Up shall leave all surfaces, equipment, finishes, fixtures, furnishings and other similar items in a condition requiring only ordinary care to maintain. The Contractor shall be responsible to re-clean as directed any areas soiled or disturbed as a result of performing corrective or uncompleted work.

4.13 ACCESS TO WORK. The Contractor shall provide the Owner, Program Manager and Architect access to the Project Work in preparation and progress wherever located and at any time during the course of construction.

4.14 ROYALTIES AND PATENTS. The Contractor shall pay all royalties and license fees. The Contractor shall defend suits or claims for infringement of patent rights and shall hold the Owner, Program Manager and Architect harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents.

4.15     INDEMNIFICATION.

         4.15.1 To the fullest extent permitted by law, the Contractor shall indemnify and hold harmless the Owner, Program Manager, Architect, consultants, contractors, agents, and employees from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Project Work, to the extent caused by negligent , willful or fraudulent acts or omissions of the Contractor, a Subcontractor, Sub-subcontractor or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Paragraph 4.15.

         4.15.2 In claims against any person or entity indemnified under this Paragraph 4.15 by an employee of the Contractor, a Subcontractor, Sub-subcontractor or anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Paragraph 4.15 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor, a Subcontractor or Sub-subcontractor under workers compensation acts, disability benefit acts or other employee benefit acts.

         4.15.3 The obligations of the Contractor under this Paragraph 4.15 shall not extend to the liability of the Program Manager, Architect, their consultants, and agents and employees of any of them arising out of (i) the preparation or approval of maps, drawings, opinions, reports, surveys, Change Orders, designs or specifications, or (ii) the giving of or the failure to give directions or instructions by the Program Manager, Architect, their consultants, and agents and employees of any of them provided such giving or failure to give is the primary cause of the injury or damage.

4.16 LIMITATION OF LIABILITY. The Contractor and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes:

         4.16.1 damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

         4.16.2 damages incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination in accordance with Article 14. Nothing contained in this Subparagraph 4.16 shall be deemed to preclude an award of liquidated direct damages, when applicable, in accordance with the requirements of the Contract Documents.

                                   ARTICLE 5.
                         ADMINISTRATION OF THE CONTRACT

5.1 MODIFICATION OF DUTIES. The duties, responsibilities and limitations of authority of the Program Manager and Architect as set forth in the Contract Documents shall not be restricted, modified or extended without written consent of the Owner, and either the Program Manager or Architect, as applicable, which consent shall not be unreasonably withheld or delayed.

5.2 REPLACEMENT OF ARCHITECT OR PROGRAM MANAGER. In case of termination of employment of the Program Manager or Architect, the Owner shall appoint a replacement Program Manager or Architect, with the Contractor's consent, which shall not be unreasonably withheld or delayed, and whose status under the Contract Documents shall be that of the former Program Manager or Architect, respectively.

5.3      ADMINISTRATION OF THE CONTRACT.

         5.3.1 GENERAL. The Program Manager and Architect will provide administration of the Contract as described in the Contract Documents, and will be the Owner's representatives (i) during construction, (ii) until final payment is due and (iii) with the Owner's concurrence, from time to time during the correction period described in Paragraph 13.2. The Program Manager and Architect will advise and consult with the Owner and will have authority to act on behalf of the Owner only to the extent provided in the Contract Documents, unless otherwise modified by written instrument in accordance with other provisions of the Contract.

         5.3.2 PROGRAM MANAGER DUTIES. The Program Manager will have the following duties and responsibilities:

                  5.3.2.1 The Architect and Program Manager will monitor in general that the Project Work is being performed in accordance with the requirements of the Contract Documents, will keep the Owner informed of the progress of the Project Work, and will report to the Owner and Contractor any observed defects or deficiencies in the work.

                  5.3.2.2 The Program Manager will notify the Contractor of the Owner's interests and intent with regard to the schedule and coordinate the activities of Owner and its Other Contractors and Suppliers in accordance with the latest approved Project construction schedule.

                  5.3.2.3 The Program Manager and Architect will review and certify all Applications for Payment by the Contractor, including final payment. The Contractor will assemble each of the Subcontractors and Vendors Applications for Payment into a Project Application and Project Certificate for Payment. After reviewing and certifying the amounts due the Contractor and the Other Contractors, the Program Manager will submit the Project Application and Project Certificate for Payment, along with the applicable Contractors' Applications and Certificates for Payment, to the Architect for certification.

                  5.3.2.4 The Program Manager's actions will be taken with such reasonable promptness as to cause no delay in the Project Work of the Contractor or in the activities of Other Contractors, the Owner, or the Architect.

                  5.3.2.5 The Program Manager will assist the Architect in conducting inspections to determine the dates of Substantial Completion and final completion, and will receive and forward to the Architect written warranties and related documents required by the Contract and assembled by the Contractor. The Program Manager will forward to the Architect a final Project Application and Project Certificate for Payment upon compliance with the requirements of the Contract Documents.

                  5.3.2.6 The Program Manager is the Owners designated onsite Agent. Any directions or directives given by the Program Manager to the Architect or Contractor will be as if issued by the Owner.

         5.3.3 ARCHITECT DUTIES. The Architect will have the following duties and responsibilities.

                  5.3.3.1 No later than the date of this Agreement, the Architect will have two (2) full time representatives on the Project site to review the progress and quality of the completed Project Work and to determine if the Project Work is being performed in a manner indicating that the Project Work, when completed, will be in accordance with the Contract Documents. On the basis of on-site observations, the Architect will keep the Owner and Program Manager informed of progress of the Project Work, and will endeavor to avoid defects and deficiencies in the Project Work.

                  5.3.3.2 Based on the Architect's observations and evaluations of Applications for Payment, and the recommendations of the Program Manager, the Architect will review and certify the amounts due the Contractors and will issue a certificate for payment.

                  5.3.3.3 The Architect will review and approve or take other appropriate action upon the Contractor's submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's review of the Contractor's submittals shall not relieve the Contractor of its obligations under this Agreement.

                  5.3.3.4 The Architect will interpret and decide matters concerning performance under and requirements of the Contract Documents on written request of the Program Manager, Owner or Contractor. The Architect's response to such requests will be made with reasonable promptness and within any time limits agreed upon. Interpretations and decisions of the Architect will be consistent with the intent of and reasonably inferable from the Contract Documents and will be in writing or in the form of drawings.

                  5.3.3.5 The Architect will prepare Construction Change Directives.

         5.3.4 CONTRACTOR DUTIES. The Contractor will have the following duties and responsibilities:

                  5.3.4.1 The Contractor will provide for coordination of the activities of the Other Contractors with the Project Work of the Contractor.

                  5.3.4.2 The Contractor shall participate with Other Contractors and the Program Manager and Owner in reviewing their construction schedules when directed to do so. The Contractor shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement.

                  5.3.4.3 The Contractor will review and note thereon and date approval, disapproval or other action taken with respect to all Shop Drawings, Product Data and Samples, coordinate them with information received from Other Contractors, and transmit to the Architect those recommended for approval.

                  5.3.4.4 The Contractor will maintain at the Project site for the Owner one record copy of all Contracts, Drawings, Specifications, addenda, Change Orders and other Modifications, in good order and marked currently to record all changes and selections made during construction, and in addition approved Shop Drawings, Product Data, Samples and similar required submittals. These will be available to the Architect, Program Manager, and Owner and will be delivered to the Program Manager upon completion of the Project.

         5.3.5 REJECTION OF WORK. The Architect will have authority to reject work which does not conform to the Contract Documents, and to require additional inspection or testing, in accordance with Subparagraphs 15.5.2 and 15.5.3, whether or not such work is fabricated, installed or completed, but will take such action only after notifying the Program Manager and Owner. Subject to review by the Architect, the Program Manager will have the authority to reject work which does not conform to the Contract Documents. Whenever the Program Manager considers it necessary or advisable for implementation of the intent of the Contract Documents, the Program Manager will have authority to require additional inspection or testing of the Project Work in accordance with Subparagraphs 15.5.2 and 15.5.3, whether or not such work is fabricated, installed or completed.

         5.3.6 COMMUNICATIONS FACILITATING CONTRACT ADMINISTRATION. Except as otherwise provided in the Contract Documents or when direct communications have been specially authorized, the Owner and Contractor shall communicate through the Program Manager, and shall contemporaneously provide the same communications to the Architect. Communications by and with the Architect's consultants shall be through the Architect. Communications by and with Subcontractors and material suppliers shall be through the Contractor. Communications by and with Other Contractors shall be through the Program Manager and shall be contemporaneously provided to the Architect.

5.4      CLAIMS AND DISPUTES.

         5.4.1 DEFINITION. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of the terms of the Contract Documents, payment of money, extension of time or other relief with respect to the terms of the Contract Documents. The term "Claim" also includes other disputes and matters in question between the Owner and Contractor arising out of or relating to the Contract. Claims must be made by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

         5.4.2 DECISION OF ARCHITECT. Claims, including those alleging an error or omission by the Contractor, but excluding those alleging an error or omission by the Architect, shall be referred initially to the Architect for action as provided in Paragraph 5.5. A decision by the Architect, as provided in Subparagraph 5.5, shall be required as a condition precedent to arbitration or litigation of a Claim between the Contractor and Owner as to only those matters arising prior to the date final payment is due and which require the interpretation of, or the determination of compliance with, the Contract Documents, regardless of (1) whether such matters relate to execution and progress of the Project Work or (2) the extent to which the Project Work has been completed. The decision by the Architect in response to a Claim shall not be a condition precedent to arbitration or litigation in the event (1) the position of Architect is vacant, (2) the Architect has not received evidence or has failed to render a decision within agreed time limits, (3) the Architect has failed to take action required under Subparagraph 5.5.2 within 10 days after the Claim is made, unless the Parties shall have agreed to the extension of such time, (4) 45 days have passed after the Claim has been referred to the Architect, (5) the Claim relates to a mechanic's lien, or (6) the Claim does not relate to the interpretation of or the compliance with the Contract Documents.

         5.4.3 TIME LIMITS ON CLAIMS. Notwithstanding any provision of the Contract Documents to the contrary and as a condition precedent to the right to demand arbitration or bring suit for the recovery of any claims against the Owner by the Contractors, a Subcontractor or any suppliers of labor, materials, services or equipment (other than statutory mechanic's lien claims governed by Chapter 53, Texas Property Code), written notice of such claim must be made, if at all, within 91 days after first occurrence of the event, condition or circumstance giving rise to such claims. The notice must reasonably describe the factual and/or contractual basis for the loss, damage or expense claimed and need not be expressed as a final, liquidated sum demanded. A claim shall be void if not presented in writing to the Owner within such 91-day duration. This condition precedent is imposed in addition to, not in limitation of, all other defenses available to the Owner under the Contract Documents and at law.

                  5.4.3.1 The Contractor warrants that a provision identical to Paragraph 5.4.3 above shall be inserted in each of its subcontracts with its vendors or suppliers of labor, material, equipment or services.

         5.4.4 CONTINUING CONTRACT PERFORMANCE. Pending final resolution of a Claim including arbitration, unless otherwise agreed in writing the Contractor shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Contract Documents, except for the amounts to be in dispute.

         5.4.5    WAIVER OF CLAIMS; FINAL PAYMENT.

                  5.4.5.1 The making of final payment shall constitute a waiver of Claims by the Owner except those arising from: Claims reserved in writing or unsettled liens, Claims, security interests or encumbrances arising out of the performance of the Project Work; pending Warranty Claims and potential Warranty Claims arising within the warranty term or terms of special warranties required by the Contract Documents; claims arising from the discovery of defects in the performance of the Work or non-compliance with the Contract Documents; demands for contribution or indemnity against third-party claims for personal injury, illness, death or property damage or loss; and demands or notices from governmental agencies. The Owner's rights hereunder shall survive the completion of the Agreement.

                  5.4.5.2 acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

         5.4.6 CLAIMS FOR CONCEALED OR UNKNOWN CONDITIONS. If conditions are encountered at the Project site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then written notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 7 days after first observance of the conditions. The Architect will promptly investigate such conditions and, if they differ materially and cause an increase or decrease in the Contractor's cost of, and time for, performance for any part of the Project Work, will recommend an equitable adjustment in the Contract Sum. If the Architect determines that the conditions at the Project site are not materially different from those indicated in the Contract Documents and that no change in the terms of the Contract is justified, the Architect shall so notify the Owner, Program Manager and Contractor in writing, stating the reasons. Written objection by either party in opposition to such determination must be made within 7 days after the Architect has given notice of the decision. If the Owner and Contractor cannot agree on an adjustment in the Contract Sum, the adjustment shall be referred to the Architect for initial determination, subject to further proceedings pursuant to Paragraph 5.5.

         5.4.7 CLAIMS FOR ADDITIONAL COST. If the Contractor wishes to make Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the work and such Claim shall be made and prosecuted in accordance with the terms of this Agreement. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Paragraph 11.3.

         5.4.8 CLAIMS FOR ADDITIONAL TIME. If the Contractor wishes to make a Claim for an extension to any of the Access Dates as stated in Article 9, written notice as provided herein shall be given. The Contractor's Claim shall include an estimate of cost and of probable effect of delay on progress of the Project Work. In the case of a continuing delay only one Claim is necessary. If adverse weather conditions are the basis for a Claim for an increase in the Access Dates, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time and could not have been reasonably anticipated, and that weather conditions had an adverse effect on the scheduled construction.

                  5.4.8.1 If the Contractor's performance of this Contract is delayed, which delay is excused by Force Majeure, or by changes ordered in the Project Work and that such delay or change in the Project Work impacts the Critical Path to the Access Dates, then the Access Dates shall be extended by Change Order as may be determined by the Contractor, Program Manager and Architect and agreed to by the Owner. The days included within any agreed extension of time will not be subject to the imposition of Liquidated Damages pursuant to Paragraph 2.3.5.

                  5.4.8.2 The Contractor must request the extension of time in writing and must provide the following information within the time periods stated hereafter. Failure to submit such information and in compliance with the time requirements hereinafter stated, shall constitute a waiver by the Contractor and a denial of the claim for extension of time:

                          A.    Nature of the delay or change in the Project
                                Work;

                          B. Dates of commencement/cessation of the delay or change in the Project Work;

                          C. Activities on the current progress schedule affected by the delay or change in the Project Work;

                          D. Demonstration that the delay or change in Project Work impacts the Critical Path;

                          E. Identification of the source of delay or change in the Project Work;

                          F. Anticipated impact or extent of the delay or change in the Project Work; and

                          G.    Recommended action to minimize the delay.

                  5.4.8.3 The Contractor shall not be entitled to any extensions of time for delays resulting from any cause unless it shall have notified the Owner, Program Manager, and Architect in writing, as soon as reasonably possible after the commencement of such delay and, within ten (10) days of notice of the delay provide, in writing, the information stated above to the extent it reasonably can be determined.

                  5.4.8.4 Notwithstanding the generality of the provision in Paragraph 2.3.5, Owner may assert as a defense to any Claim for delay by Contractor concurrent delays by the Contractor or its Subcontractors.

         5.4.9 INJURY OR DAMAGE TO PERSON OR PROPERTY. If either party to the Contract suffers injury or damage to person or property because of an act or omission of the other party, or any of the other party's employees or agents, or of others for whose acts such party is legally liable, written notice of such injury or damage, whether or not insured, shall be given to the other party as soon as practicable, but in no event later than five (5) days after first observance. The notice shall provide sufficient detail to enable the other party to investigate the matter.

5.5      RESOLUTION OF DISPUTES BY THE ARCHITECT.

         5.5.1 The Architect shall reasonably determine only those Claims which require a professional interpretation of, or a determination whether the Work complies with, the Contract Documents, as provided in Paragraph 5.4.2 hereof. In this event, the Architect shall resolve all issues framed by the Parties' written presentation of the Claim, including any modification of the scope of the Work, the Contract Time or the Contract Sum that may be reasonably required to equitably resolve the Claim.

         5.5.2 Within ten (10) days of receipt of the framed dispute, the Architect shall deliver to the Parties its written determination of the Claim. The Parties shall proceed with construction and the performance of the Agreement in accordance with the Architect's written determination.

         5.5.3 Each of the Parties may reserve the right to challenge the reasonableness of such determination by seeking arbitral review and re-determination of the monetary effect of the Architect's disposition within the ambit of Paragraph 5.6.1 hereof. If the Architect renders a decision after arbitration proceedings have been initiated, such decision may be submitted as evidence, but shall not control the outcome of the challenge in the arbitration proceedings unless the decision is acceptable to the Parties.

5.6      MEDIATION/ARBITRATION.

         5.6.1 If a dispute arises out of, or relates to, this Agreement, including any unresolved challenge of the Architect's interpretation of Contract Documents afforded by Paragraph 5.5.3 hereof, the Parties shall first attempt in good faith to settle the dispute by mediation and, if unsuccessful, then by arbitration. The mediation and, if necessary, the arbitration shall be administered by the American Arbitration Association ("AAA") at Dallas, Texas, pursuant to Construction Industry Dispute Resolution Procedures (including Mediation and Arbitration Rules) Revised and in Effect on July 1, 2001 (the "RULES"), unless the Parties shall mutually agree in writing to adopt any amended Rules, whether in effect at the time when a demand for either procedure is made or as may be uniquely agreed and adopted by the Parties.

         5.6.2 The Rules are hereby modified to permit the Parties to select a mutually approved mediator or arbitrator of the dispute. If the Parties are unable within thirty (30) days of demand for either Mediation or Arbitration Procedure to select and qualify an available, neutral mediator or arbitrators and to agree in writing upon scheduling and procedural matters, then AAA shall appoint the mediator or arbitrators and conduct the proceeding in accordance with the Rules.

         5.6.3 CONTRACT PERFORMANCE DURING ARBITRATION. During arbitration proceedings, the Owner and Contractor shall comply with Subparagraph 5.4.4.

         5.6.4 WHEN ARBITRATION MAY BE DEMANDED. A demand for arbitration shall not be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statutes of limitations or repose.

         5.6.5 LIMITATION ON CONSOLIDATION OR JOINDER. No arbitration shall include, by consolidation or joinder or in any other manner, parties other than the Owner, its consultants and the Architect and its consultants, Program Manager, Contractor and Subcontractors as described in

Article 7 and Other Contractors as described in Article 6, and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration. No persons or entities other than the Owner, Contractor or Other Contractors shall be included as an original third party or additional third party to an arbitration whose interest or responsibility is insubstantial. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of a dispute not described therein or with a person or entity not named or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

         5.6.6 JUDGMENT ON FINAL AWARD. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

         5.6.7 LOCATION FOR ARBITRATION PROCEEDINGS. Any arbitration proceedings will be conducted in Dallas, Texas.

                                   ARTICLE 6.
                                 SUBCONTRACTORS

6.1 DEFINITIONS. A Subcontractor is a person or entity who has a direct contract with the Contractor to perform a portion of the Project Work at the Project site. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. The term "Subcontractor" does not include Other Contractors or Subcontractors of Other Contractors. A Sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform a portion of the Project Work at the Project site. The term "Sub-subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Sub-subcontractor or an authorized representative of the Sub-subcontractor.

6.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK. Until subcontracts have been let for the performance of all Work required hereunder, the Owner and Project Manager shall participate in pre-and post-bid meetings and in the approval of the Contractor's award of the various portions of the Work to Subcontractors and vendors. The Contractor shall initiate this process by submitting to the Program Manager for approval an Award Recommendation (sometimes referred to herein as an "AR") identifying the proposed subcontractor or vendor, describing the specific part of the Work proposed and the relevant section of the specifications, the proposed contract price, the applicable GMP Budget Line Item Value, the amount of any variance between the proposed price and the GMP Budget Line Value and such other data and information as may be requested by the Program Manager. Unless otherwise stated in the Contract Documents or the bidding requirements, the Contractor, as soon as practicable after award of the Contract, shall furnish in writing to the Program Manager for review by the Owner, Program Manager and Architect the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Project Work. The Program Manager will promptly reply to the Contractor in writing stating whether or not the Owner, Program Manager or Architect, after due investigation, has reasonable objection to any such proposed person or entity. The Contractor shall not contract with a proposed person or entity to whom the Owner, Program Manager or Architect has made reasonable and timely objection. The Contractor shall not be required to contract with anyone to whom the Contractor has made reasonable and timely objection.

If the Owner, Program Manager or Architect has reasonable objection to a person or entity proposed by the Contractor, the Contractor shall propose another entity to which the Owner, Program Manager or Architect has no reasonable objection. However, no increase in the Contract Sum shall be allowed for such change unless the Contractor has acted promptly and responsively in submitting names as required. The Contractor shall not change a Subcontractor, person or entity previously selected if the Owner, Program Manager or Architect makes reasonable objection to such change.

         6.2.1 All ARALs previously delivered, whether signed by the Owner or by Opryland Hospitality Group, are adopted as a part of the Contract Documents and included in the GMP at submitted value. AR's and PCOs and any pending or requested Change Order submitted by the Contractor and pending as of the date of this Agreement that have not been reviewed by Program Manager shall be subject to an adjustment to the GMP by Change Order.

         6.2.2 The contract price of any contract approved by an ARAL shall be included within the Cost of the Work. Any contractor's fee or mark-up associated with the AR shall be included within the Contractor's Fee.

         6.2.3 Contractor shall submit for Program Manager's and Owner's approval all proposed bidding documents prior to issuance to bidders. Contractor shall obtain bids from all subcontractors and suppliers of materials or equipment fabricated especially for the Project Work. After receiving the bids, the Contractor shall analyze them and provide the Owner and Program Manager with a tally sheet reflecting the bids, including all supported data and copies of all bids, and recommendations for awards. Along with its recommendations Contractor shall provide all pertinent data required for a decision upon the award, and certifying that, to the best of its knowledge, the bid of the recommended subcontractor or supplier is bona fide and reasonable. The Owner will then determine, based on the advice of the contractor and Program Manager, which bids will be accepted. In the event Owner does not accept Contractor's recommendation and Owner's required bidder(s) results in increased costs over Contractor's recommended bidder, Owner will increase the Contract Sum to account for any increased costs associated with Owner's required bidder.

         6.2.4 Contractor shall invite bids from and enter into contracts and material orders with only subcontractors and suppliers who have been approved by the Program Manager and the Owner. When the Program Manager and the Owner have approved the award of each subcontract and purchase order, Contractor shall contract solely in its own name and behalf, not in the name or behalf of the Program Manager and the Owner, with the specified subcontractor or supplier.

         6.2.5 Contractor's subcontract forms have been approved by the Program Manager and the Owner and shall provide that the subcontractor perform its portion of the Project Work in accordance with all applicable provisions of the Contract Documents. All subcontracts shall, so far as practicable, contain unit prices and any other feasible formula for use and determination of the costs of changes in the Project Work.

6.3 SUBCONTRACTUAL RELATIONS. By appropriate written agreement, the Contractor shall require each Subcontractor, to the extent of the Project Work to be performed by the Subcontractor, to be bound to the Contractor by terms of the Contract Documents, and to assume toward the Contractor all the obligations and responsibilities which the Contractor has to the Owner, Program Manager and Architect. Each subcontract agreement shall preserve and protect the rights of the Owner, Program Manager and Architect under the Contract Documents with respect to the Project Work to be performed by the Subcontractor so that subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the subcontract agreement, the benefit of all rights, remedies and redress against the Contractor that the Contractor, by the Contract Documents, has against the Owner. The Contractor shall require each Subcontractor to enter into similar agreements with Sub-Subcontractors. The Contractor shall make available to each proposed Subcontractor, prior to the execution of the subcontract agreement, copies of the Contract Documents to which the Subcontractor will be bound, and, upon written request of the Subcontractor, identify to the Subcontractor terms and conditions of the proposed subcontract agreement which may be at variance with the Contract Documents. Subcontractors shall similarly make copies of applicable portions of such documents available to their respective proposed Sub-Subcontractors.

         6.3.1 The Centex Construction Company, Inc., Standard Form General Conditions shall govern and control the relationship of the Contractor with its Subcontractors but not the relationship of the Owner with the Contractor.

6.4 CONTINGENT ASSIGNMENT OF SUBCONTRACTS. Each subcontract agreement for a portion of the Project Work is assigned by the Contractor to the Owner provided that (i) assignment is effective only after termination of this Agreement pursuant to Article 14 hereof and only for those subcontract agreements which the Owner accepts by notifying the Subcontractor in writing; and (ii) assignment is subject to the prior rights of the surety, if any, obligated under bond relating to this Agreement.

                                   ARTICLE 7.
                  CONSTRUCTION BY OWNER OR BY OTHER CONTRACTORS

7.1 OWNER'S RIGHT TO PERFORM CONSTRUCTION AND TO AWARD OTHER CONTRACTS. The Owner reserves the right to perform construction or operations related to the Project with the Owner's own employees, agents or other Contractors, which may include persons or entities under separate contracts not administered by the Contractor. If the Contractor claims that delay or additional cost is involved because of such action by the Owner, the Contractor shall make such Claim as provided in Paragraph 5.4.7 hereof.

7.2      MUTUAL RESPONSIBILITY.

         7.2.1 The Contractor shall afford the Owner's agents, employees and subcontractors, Program Manager and Other Contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Contractor's construction and operations with the operations of such parties as required by the Contract Documents.

         7.2.2 If part of the Contractor's Project Work depends for proper execution or results upon construction or operations by the Owner's agents, employees and Other Contractors, the Contractor shall, prior to proceeding with that portion of the Project Work, promptly report to the Program Manager and Architect apparent discrepancies or defects in such other construction that would render it unsuitable for such proper execution and results. Failure of the Contractor to report shall constitute an acknowledgment that such construction or operations is fit and proper to receive the Contractor's Project Work, except as to defects not then reasonably discoverable.

         7.2.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

         7.2.4 The Contractor shall promptly remedy damage or loss wrongfully or negligently caused by the Contractor to completed or partially completed construction or to property of the Owner or Other Contractors as provided in Subparagraph 11.2.5. Such remedial expense shall not be included within the Cost of the Work.

         7.2.5 Claims and other disputes and matters in question between the Contractor and Other Contractors shall be subject to the provisions of Paragraph 5.5.

         7.2.6 Other Contractors shall not cut or patch Contractor's Work without previously notifying the Contractor and obtaining for written approval of the Program Manager.

7.3 OWNER'S RIGHT TO CLEAN UP. If a dispute arises among the Contractor, Other Contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish as described in Paragraph 4.13, the Owner, after giving 7 days written notice to the Contractor, may clean up and allocate the cost among those responsible as the Program Manager determines to be appropriate.

7.4 OTHER CONTRACTORS. The Contractor shall cooperate with any other persons or entities who contract with Owner to furnish labor, material, equipment or services outside the scope of this Agreement in connection with the Project (the "Other Contractors").

                                   ARTICLE 8.
                               CHANGES IN THE WORK

8.1      CHANGES.

         8.1.1 Changes in the Project Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order (as defined below), Construction Change Directive (as defined below) or order for a minor change in the Project Work, subject to the limitations stated in this
Article 8 and elsewhere in the Contract Documents.

         8.1.2 A Change Order shall be based upon written agreement among the Owner, Program Manager, Architect and Contractor; a Construction Change Directive requires written agreement by the Owner, Program Manager and Architect and may or may not be agreed to by the Contractor; and an order for a minor change in the Project Work may be issued by the Architect alone.

         8.1.3 Changes in the Project Work shall be performed under applicable provisions of the Contract Documents, and the Contractor shall proceed promptly to perform each such change, unless otherwise provided in the Change Order, Construction Change Directive or order for a minor change in the Project Work.

         8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of work proposed would cause substantial inequity to the Owner or Contractor, the applicable unit prices shall be equitably adjusted. No subcontracts or purchase orders shall be issued on a unit cost basis unless Contractor receives prior written authorization from the Owner.

         8.1.5 The Guaranteed Maximum Price shall not be amended, except by a Change Order or a Construction Change Directive specifically authorizing an increase or decrease in the Contract Sum.

                  8.1.5.1 The Contractor shall, as part of its Subcontract Agreements executed after the date of this Agreement, require that no more than ten percent (10%) overhead of the total cost and five percent (5%) profit thereon shall be charged by a Subcontractor on any Change Order work performed by the Subcontractor or by any of the Subcontractor's sub-contractors, vendors or suppliers. Contractor shall receive a 4% fee on all first-tier subcontractor Change Order amounts as provided in Paragraph 2.3.1.

         8.1.6 Subject to the limitations in Paragraph 2.3.1, an approved Change Order shall adjust the Cost of the Work and the Contractor's Fee calculated thereon by the percentage rate stipulated in Paragraph 8.1.5.1 hereof for additive changes. Deductive changes shall not adjust Contractor's fee.

8.2      CHANGE ORDERS.

         8.2.1 A "Change Order" is a written instrument prepared by the Architect and signed by the Owner, Architect and Contractor, stating their agreement upon all of the following: (i) a change in the scope of the Project Work; and (ii) the amount of the adjustment in the cost of the Work, the Contractor's Fee, the Contract Sum or Access Dates, if any.

         8.2.2 A Change Order shall amend the Contract Sum by the effect of increases or decreases in the Cost of the Work and corresponding adjustments of the Contractor's Fee by the percentage authorized by Paragraphs 8.1.5.1 and 8.1.6.

8.3      CONSTRUCTION CHANGE DIRECTIVES.

         8.3.1 A "Construction Change Directive" is a written order prepared by the Architect and signed by the Owner, Contractor, and Architect, directing a change in the Project Work and stating a proposed basis for adjustment, if any, in the Contract Sum. The Owner may, by Construction Change Directive, without invalidating the Contract, order changes in the Project Work within the general scope of the Contract consisting of additions, deletions or other revisions, with the Contract Sum being adjusted accordingly.

         8.3.2 A Construction Change Directive shall be used in the absence of the Contractor's agreement on the terms of a Change Order.

         8.3.3 If the Construction Change Directive provides for an adjustment to the Contract Sum, the adjustment shall be based on one of the following methods:

                  8.3.3.1 mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

                  8.3.3.2 unit prices stated in the Contract Documents or subsequently agreed upon;

                  8.3.3.3 cost to be determined in a manner agreed upon by the Parties, including a percentage fee, as provided in Paragraph 8.1.5.1; or

                  8.3.3.4 as provided in Subparagraph 8.3.6.

         8.3.4 Upon receipt of an executed Construction Change Directive, the Contractor shall promptly proceed with the change in the Project Work involved and advise the Program Manager and Architect of the Contractor's agreement or disagreement with the method, if any, provided in the Construction Change Directive for determining the proposed adjustment in the Contract Sum.

         8.3.5 A Construction Change Directive signed by the Contractor indicates the agreement of the Contractor therewith, including adjustment in Contract Sum. Such agreement shall be effective immediately and shall be considered as a Change Order.

         8.3.6 If the Contractor does not respond promptly or disagrees with the method for adjustment in the Contract Sum, the method and the adjustment shall be recommended by the Program Manager on the basis of reasonable expenditures and savings of those performing the work attributable to the change, including, in case of an increase in the Contract Sum or Contract Time, a reasonable allowance for overhead and profit. In such case, and also under Subparagraph 8.3.3.3, the Contractor shall keep and present, in such form as the Program Manager may prescribe, an itemized accounting together with appropriate supporting data. Costs for the purposes of this Subparagraph 8.3.6 shall include Cost of the Work in Article 2.3.2

         Each change order shall be separately accounted for and shall be subject to 8.1.5 and 8.1.6.

         8.3.7 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment. The amount of credit to be allowed by the Contractor to the Owner for a deletion or change which results in a net decrease in the Contract Sum shall be actual net cost as confirmed by the Program Manager.

         8.3.8 If the Owner and Contractor do not agree with the adjustment in Contract Sum or the method for determining it, the adjustment or the method shall be referred to the Program Manager for determination and if resolution is not achieved, the issues shall be submitted to mediation or arbitration in accordance with Paragraph 5.6 hereof.

         8.3.9 When the Owner and Contractor agree with the determination made by the Program Manager concerning the adjustments in the Contract Sum or Contract Time or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

8.4 MINOR CHANGES IN THE WORK. The Architect will have authority to order minor changes in the Project Work not involving adjustment in the Contract Sum or the Contract Time and not inconsistent with the intent of the Contract Documents. Such changes shall be effected by written order, AFO (Architect Field Order), or ASI (Architects Supplemental Instruction), issued to the Owner and Contractor through the Program Manager and shall be binding on the Owner and Contractor unless the Owner objects to such change. The Contractor shall carry out such written orders promptly.

                                   ARTICLE 9.
                                      TIME

9.1      PROGRESS AND COMPLETION.

         9.1.1 Time limits for Access Dates stated in the Contract Documents are of the essence of this Agreement. By executing this Agreement the Contractor confirms that the Contract Time is a reasonable period for performing the Project Work. "Access Dates" are those milestone dates for completion of all or a portion of the Project Work set forth in Paragraphs 1.1.17, 9.3, 9.5 and 9.7. Dates and time limits contained herein other than Access Dates, including dates in Paragraphs 1.1.8, 2.2.1.1, and 2.2.1.2, are target dates for scheduling purposes only.

         9.1.2 The Contractor shall not knowingly, except by agreement or instruction of the Owner in writing, prematurely commence operations on the Project site or elsewhere prior to the effective date of insurance required by this Agreement to be furnished by the Contractor. The date of commencement of the Project Work shall not be changed by the effective date of such insurance, however.

         9.1.3 The Contractor shall not be allowed any extension of the Access Dates except for delays due to (i) natural disasters, (ii) fires or unavoidable casualties, (iii) national emergencies, (iv) Owner caused delays (as verified and agreed to in writing by Owner and Contractor), (v) delays in inspections by fire department and/or building inspectors, providing all necessary preparations and requests for inspections have been timely made and the Project Work inspected has been completed in accordance with the Plans and Specifications,
(vi) delays due to adverse weather and climatic conditions which are more severe than as reasonably anticipated at the Project site and which directly impact the critical path of the Work after the date of this Agreement (as verified and agreed to in writing by Owner and Contractor), (vii) material shortages beyond industry control, which prevent construction activities on the critical path to achieving the Completion Dates or (viii) other causes beyond Contractor's reasonable control ("Force Majeure"). For each working day in which one of these events or circumstances prevents construction activities on the critical path of the scheduled Work, the Access Dates shall be extended one day as mutually agreeable between the Owner and Contractor.

         9.1.4 The Access Dates may be modified by Owner and Contractor in the event of a change in the scope of the Project Work if agreed to in writing at the time of the change in the scope of the Project Work.

9.2      DELAYS AND EXTENSIONS OF TIME.

         9.2.1 If the Contractor is delayed at any time in progress of the Project Work by an act or neglect of the Owner's agents, employees and Program Manager, Architect, any of the Other Contractors or an employee of any of them, or by changes ordered in the Project Work, Force Majeure, or other causes beyond the Contractor's control, or by other causes which the Architect, based on the recommendation of the Program Manager, determines may justify delay, then the Contract Time shall be extended by Change Order for such time as the Owner may reasonably determine. Any extension of the Contract Time, as provided in this Subparagraph, shall produce a corresponding extension of the Access Dates defined in Subparagraph 9.1.1 hereof.

         9.2.2 Claims relating to time shall be made in accordance with applicable provisions of Paragraphs 5.4.8. This Paragraph 9.2 does not preclude recovery of damages for delay by either party under the provisions of the Contract Documents.

9.3 LIQUIDATED DAMAGES. The Parties acknowledge that the actual damages to the Owner caused by revenues lost from declined or cancelled room reservations and convention bookings as a result of the Contractor's failure to achieve completion of the Project sufficient to permit the Grand Opening on April 2, 2004, are difficult or impossible to determine on the date of execution of this Agreement. Accordingly, the Contractor shall pay as Liquidated Damages to the Owner, as Owner's sole remedy for delay in the Grand Opening of the Project, and not as a penalty, $20,000.00 per calendar day for each day after April 2, 2004, until the Grand Opening, as defined in Paragraph 1.1.16 hereof, occurs.

9.4 The Parties acknowledge the critical lead-time that is necessary for Owner's marshalling of labor and coordination of delivery, storage and distribution of furniture, fixtures, equipment and accoutrements ("FF&E") throughout the Hotel Wings and public areas of the Hotel which must occur in advance of the Grand Opening Date. Contractor further acknowledges that its failure to provide Owner access to the Hotel Wings and public areas on a timely basis will compress the time within which FF&E must be distributed to other Hotel Wings and public areas, thus, requiring the Owner or its Other Contractors to enlarge, and/or accelerate, the workforce and/or resort to payment of premium time for distribution and placement of FF&E in order to have the Hotel and Convention Center open and capable of producing revenue on April 2, 2004.

9.5 Because the late delivery of the Hotel Wings and public areas creates an adverse economic impact on the Owner, separate from the adverse impact resulting from the delay in the Grand Opening of the Project, the Parties agree that separate, additional Liquidated Damages shall be paid by the Contractor to the Owner as the Owner's exclusive remedy, and not as a penalty, for the Contractor's delay in providing Owner access to the Hotel Wings and public areas, as follows:

         9.5.1 The Contractor shall provide non-exclusive access to the Owner for unencumbered installation of FF&E in all hotel rooms and adjacent public corridors within Hotel Wing H-4 no later than September 1, 2003.

         9.5.2 In the event that all hotel rooms and adjacent public corridors within Hotel Wing H-4 are not made available to the Owner on a non-exclusive basis within the time provided herein, the Contractor shall pay to the Owner as Liquidated Damages, and not as a penalty, at the daily rate of $10,000.00 for each calendar day after September 1, 2003, until the date on which the Contractor provides to the Owner non-exclusive access to all H-4 hotel rooms and adjacent public corridors for unencumbered installation of FF&E.

         9.5.3 The Contractor shall provide non-exclusive access to the Owner for unencumbered installation of FF&E in all hotel rooms and adjacent public corridors in Hotel Wings H-1, H-2, H-3 and H-5 no later than February 1, 2004. In the event that non-exclusive access is not provided within the time provided herein, the Contractor shall pay to the Owner as Liquidated Damages, and not as a penalty, at a daily rate of $5,000.00 for each calendar day after February 1, 2004, until the date on which the Contractor provides to the Owner non-exclusive access to the last of the hotel rooms and adjacent public corridors in Hotel Wings H-1, H-2, H-3 and H-5 for unencumbered installation of FF&E. The total Liquidated Damages for late delivery of non-exclusive access to the last of the Hotel Wings, as provided herein, shall not exceed $100,000.00.

9.6 After the Owner is provided access to a hotel room or adjacent corridor or public areas, each Party shall become liable for the cost of repair or replacement of any damage to the Work or to FF&E caused by a person or entity for which it is responsible. In this regard, the Owner shall be responsible for the repair of damage caused by its own personnel and its Other Contractors and the Contractor shall be responsible for repair of damage caused by its Subcontractors and vendors.

9.7 Provided that design of public areas is completed by the Owner as follows:
MEP and foundations no later than December 15, 2002; shell no later than January 15, 2003; architectural no later than February 15, 2003; and interior finishes no later than March 15, 2003; then, commencing no later than February 15, 2004, the Contractor shall progressively provide access to a portion of the public areas of the Hotel and the Convention Center in advance of, and coordinated with, the Owner's uninterrupted progress in the installation of case goods in those public areas in a sequence that allows case goods to be completely installed prior to the Grand Opening. The access in those public areas progressively made available to the Owner shall be unencumbered by scaffolding or other obstructions and all final floors, ceilings and wallcoverings shall be installed. In the event that the Contractor does not provide materially unimpaired access for commencement of the installation of case goods within the time as provided herein, the Contractor shall pay to the Owner as Liquidated Damages, as Owner's exclusive remedy for delay and not as a penalty, at the daily rate of $5,000.00 for each calendar day after February 15, 2004, until the date on which the Contractor provides materially unimpaired access to the public areas for the Owner's uninterrupted installation or placement of case goods. Liquidated Damages for late delivery of all public areas shall not exceed $100,000.00.

9.8 The Liquidated Damages for delay in providing access to Hotel Wing H-4 and the remaining Hotel Wings and public areas, as provided herein, shall be cumulative with the Liquidated Damages for delays in the Grand Opening of the Project.

9.9 Contractor's total liability for Liquidated Damages shall not exceed the amount of the Contractor's Fee set out in Paragraph 2.3.1 hereof.

9.10 The Parties agree to fully cooperate with each other and allow reasonable accommodation to avoid unnecessary interference between their respective workforces in the completion of the Work by the Contractor and the installation of FF&E by the Owner.

                                   ARTICLE 10.
                             PAYMENTS AND COMPLETION

10.1 COMPENSATION TO CONTRACTOR. As compensation for the Contractor's satisfactory performance in accordance with the provisions of this Agreement, the Owner shall pay the Contractor a sum no greater than the Guaranteed Maximum Price (or "GMP") for performance of the Project Work, as provided in Paragraph
10.1.1 hereof, Payment of compensation earned by the Contractor with respect to the GMP shall be administered in accordance with the provisions of Paragraphs
10.2 through 10.10. For the purpose of maintaining administration of payment provisions, the GMP may be referred to herein as the "Contract Sum".

10.2 SCHEDULE OF VALUES. Before the next Application for Payment, after the execution of this Agreement, the Contractor shall submit to the Architect, and the Program Manager, a schedule of values allocated to various portions of the Project Work (the "Hotel Schedule of Values"), prepared in such form and supported by such data to substantiate its accuracy as the Program Manager and Architect may require. This schedule, unless objected to by the Program Manager or Architect, and upon approval by Owner, shall be used as a basis for reviewing the Contractor's Applications for Payment.

         10.2.1 Within thirty (30) days following the Contractor's receipt of written Notice to Proceed to Completion, and, in any event before the next Progress Payment is made and with each Application for Payment thereafter, the Contractor shall submit to the Program Manager and Architect and obtain approval of the following data:

                  10.2.1.1 A payment application format based upon the Trade Payment Breakdown to include the following information:

                           A.   Each line item shall be broken down by
                                subcontractor, trade and work activity;

                           B. Each line item shall be broken down by area, floor and building;

                           C. No application line item will be more than five percent (5%) of the total Contract or Subcontractor total Contract amount unless waived by Owner;

                           D. Each line item shall be broken down by material and labor;

                           E.   Subcontractor and vendor payment applications;

                           F. Certified payrolls (used to determine OCIP credits);

                           G. Lien releases substantiating the previous application for payment, including material vendors and lower tier Subcontractors that comply with the then-current provisions of the Texas Statutes;

                           H. Any other evidence of performance of the Project Work, the costs of and payment for which the Owner may consider necessary or desirable in order to complete the application for payment.

                  10.2.1.2 A Cash Flow Schedule that forecasts the total monthly cash requirements for the duration of the Contract period.

         10.2.2 Thereafter, the Contractor shall resubmit on a monthly basis an update of the Cash Flow Schedule and an updated Contractor's Construction Schedule for the Project, as provided by Paragraph 4.8 hereof. Approval of each Payment Request is contingent upon these submittals.

10.3     APPLICATIONS FOR PAYMENT.

         10.3.1 By the 25th of the month, the Contractor shall submit to the Program Manager and Architect an itemized "Application for Payment" accompanied by the Certificate of Payment which shall be completed in accordance with the Schedule of Values. Such application shall be notarized and supported by such data substantiating the Contractor's right to payment as the Owner, Program

Manager or Architect may require, such as copies of Applications for Payment from Subcontractors and material suppliers, as approved by the Contractor, and reflecting retainage.

                  10.3.1.1 Such applications shall include requests for payment on account of changes in the Project Work which have been properly authorized by Construction Change Directives but not yet included in Change Orders.

                  10.3.1.2 Such applications shall not include requests for payment of amounts the Contractor does not intend to pay to a Subcontractor or material supplier because of a dispute or other reason.

                  10.3.1.3 Applications for Payment of the Project Work shall also be accompanied by labor records, time records, petty cash accounts, receipts, invoices and other evidence of the cost incurred by the Contractor in performing the Project Work.

         10.3.2 Unless otherwise provided in the Contract Documents, payments shall be made on account of materials and equipment delivered and suitably stored at the Project site for subsequent incorporation in the Project Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the Project site at a location agreed upon in writing. Payment for materials and equipment stored on or off the Project site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner's title to such materials and equipment or otherwise protect the Owner's interest, as itemized below:

                  10.3.2.1 The Owner approves the purchase of the material prior to purchase by the Contractor.

                  10.3.2.2 An applicable purchase order is provided listing the materials in detail and identifying this specific contract by name.

                  10.3.2.3  Evidence that proper storage security is provided.

                  10.3.2.4 The Owner is furnished legal title (free of liens or encumbrances of any kind) to the material that is stored or stockpiled.

                  10.3.2.5 Any off-site stored material shall be secured in a bonded warehouse.

                  10.3.2.6 Once any Stored Material is paid for by Owner, it shall not be removed from the designated storage area except for incorporation into the Project Work or upon subsequent approval of the Owner.

                  10.3.2.7 No disbursements or applications for disbursements stored at locations other than the Project, unless otherwise approved in writing by the Owner.

         10.3.3 The Contractor warrants that title to all Project Work covered by an Application for Payment will pass to the Owner no later than the time of payment. The Contractor further warrants that upon submittal of an Application for Payment all Project Work for which Certificates for Payment have been previously issued and payments received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Contractor, Subcontractors, materialmen, or other persons or entities making a claim by reason of having provided labor, materials and equipment relating to the Project Work or otherwise make a claim by or through Contractor.

10.4     CERTIFICATES FOR PAYMENT.

         10.4.1 The Contractor will submit a Project Application for Payment, combining the applications for progress payments from Subcontractors, suppliers and vendors and, after certifying the amounts due on such applications, forward them to the Program Manager and Architect no later than the twenty-fifth (25th) day of each month.

         10.4.2 Within seven days after the Program Manager and Architect's receipt of each Project Application for Payment, the Architect will either issue to the Owner a certificate, with a copy to the Contractor, for such amount as the Program Manager and Architect determines is properly due or notify the Contractor and Owner in writing of the Program Manager and Architect's reasons for withholding certification in whole or in part as provided in Paragraph 10.5. Such notification will be forwarded to the Contractor by the Program Manager. Owner will pay Contractor no later than the 20th of each month following the pay application submitted by the Contractor in accordance with Article 10.4.1.

         10.4.3 The issuance of a separate Certificate for Payment will constitute representations made separately by the Architect and the Program Manager to the Owner, based on their individual observations at the Project site and the data comprising the Application for Payment submitted by the Contractor, that the Project Work has progressed to the point indicated and that, to the best of the Program Manager's and Architect's knowledge, information and belief, the quality of the Project Work is in accordance with the Contract Documents. The issuance of a separate Certificate for Payment will further constitute a representation that the Contractor is entitled to payment in the amount certified. However, the issuance of a separate Certificate for Payment will not be a representation that the Program Manager or Architect has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the work, (2) reviewed the Contractor's construction means, methods, techniques, sequences or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor's right to payment or (4) made examination to ascertain how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

         10.4.4 No approval of an Application for Payment, progress payment or any partial or entire use or occupancy of the Project by the Owner will constitute an acceptance of any Project Work which is not in accordance with the Contract Documents; and regardless of approval of an Application for Payment by the Owner, Contractor will remain totally obligated and liable for the performance of the Project Work in strict compliance with the Contract Documents.

10.5     DECISIONS TO WITHHOLD CERTIFICATION.

         10.5.1 The Architect may decide not to certify payment and may withhold a Certificate for Payment in whole or in part, to the extent reasonably necessary to protect the Owner, if in the Program Manager's or Architect's opinion the representations to the Owner required by Subparagraph 10.4.3 cannot be made. If the Program Manager or Architect is unable to certify payment in the amount of the Application, the Program Manager or Architect will notify the Contractor and Owner as provided in Subparagraph 10.4.2. If the Contractor, Program Manager and

Architect cannot agree on a revised amount, the Program Manager and Architect will promptly issue a Certificate for Payment for the amount for which the Program Manager and Architect are able to make such representations to the Owner. The Program Manager or Architect may also decide not to certify payment or, because of subsequently discovered evidence or subsequent observations, may nullify the whole or a part of a Certificate for Payment previously issued, to such extent as may be necessary in the Program Manager's or Architect's opinion to protect the Owner from loss because of:

                  10.5.1.1   defective work not remedied;

                  10.5.1.2 third party claims filed or reasonable evidence indicating probable filing of such claims;

                  10.5.1.3 failure of the Contractor to make payments properly to Subcontractors of any tier or for labor, materials or equipment;

                  10.5.1.4 compelling evidence that the Project Work cannot be completed for the unpaid balance of the Contract Sum;

                  10.5.1.5 damage to the Owner, surrounding property or Other Contractors which are the responsibility of Contractor;

                  10.5.1.6 persistent failure to carry out the Project Work in accordance with the Contract Documents;

                  10.5.1.7 unsatisfactory prosecution of the Project Work by Contractor;

                  10.5.1.8 failure of Contractor to maintain the Job Site in a clean condition;

                  10.5.1.9 failure of Contractor to submit an updated Schedule with each application for payment;

                  10.5.1.10 failure of Contractor to remove liens from the property.

                  10.5.1.11 failure of Contractor to comply with Paragraph 10.6.1.1.

         10.5.2 When the applicable reason(s) for withholding certification have been resolved, certification will be made for amounts previously withheld.

10.6     PROGRESS PAYMENTS.

         10.6.1 Based upon Applications for Payment (as defined in Paragraph 10.3) submitted to the Architect by the Contractor and certificates for payment issued by the Architect, the Owner shall make progress payments on account of the GMP to the Contractor. The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

                  10.6.1.1 Provided that a Certificate of Payment is received by the Owner, or its designated representative, not later than the 30th of the month, and is for a verifiable, equitable amount based upon the Project Work performed and/or materials properly stored during that pay period, the Owner will make payment within 15 days after receipt of architects certification of pay application, provided the Contractor has a fully executed W-9 on file with the Gaylord Hotels. Payment will be withheld from the account of those Vendors, Subcontractors and Sub-Subcontractors that have failed to submit all documentation to enroll in the OCIP Program or have failed to properly submit a completed Form 5 monthly to the Insurance Carrier.

                  10.6.1.2 Applications for Payment shall indicate the actual cost or percentage of completion of each portion of the Project Work, as of the end of the period covered by such Application for Payment. Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed by calculating the lesser of actual cost or percentage of completion, as follows:

                           A. Take that portion of the GMP properly allocable to
completed Project Work as determined by the lesser of: (i) the amount of the actual cost to date or (ii) by multiplying the percentage completion of each portion of the Project Work to date by the share of the GMP allocated to that portion of the Project Work in the Schedule of Values (as defined in Paragraph 10.2), less retainage of 10% of all progress payment amounts from Subcontracts and Contractor-issued Purchase Orders that provide for such retainage and exclusive of Contractor's fee and General Conditions. Pending final determination of cost to the Owner of changes in the Project Work, amounts due for additional labor and material not in dispute shall be included, less retainage of 10% of such undisputed additional costs exclusive of Contractor's Fee and General Conditions.

                           B. Add the lower of the actual cost or the portion of
the GMP properly allocable to materials and equipment delivered and suitably stored at the Project site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the Project site at a location agreed upon in writing), less retainage of 10% of all amounts from Subcontracts or Purchase Orders that provide for such retainage.

                           C. Subtract the aggregate of previous payments made
by the Owner.

                           D. Subtract amounts, if any, for which the Architect
has withheld or nullified a Certificate for Payment as provided in Paragraph
10.5 hereof.

         10.6.2 The progress payment amount determined in accordance with Subparagraph 10.6 shall be further modified under the following circumstances:

                  10.6.2.1 Upon Substantial Completion of the entire Project, as certified by the Architect, and approved by the Program Manager or the date on which an Affidavit of Completion is recorded by the Owner, whichever is later, the Owner shall pay to the Contractor a sum sufficient to increase the total payments to the full amount of the actual Cost of the Work to date plus the earned Contractors Fee to date, not to exceed the GMP, less retainage and such amounts as the Architect and the Owner shall determine for correction of non-conforming and incomplete Project Work and unsettled claims. Progress payments are contingent upon receipt of schedule updates as required in Paragraph 4.8 and cost data and reports as follows:

                           A. Approval and certification of the Contractors
Payment Application shall be contingent upon but not limited to receipt of construction schedules update as required in Paragraph 4.8 and receipt and approval of the following cost management reports:

                              1. Current Estimated Cost of Construction and GMP Status.
                              2.    Current Status of Proposed Value
                                    Engineering.
                              3.    Current Status of Allowances.
                              4.    Current Status of all AR's.
                              5.    Current Buy Out log.
                              6.    Current Status of Contingencies.
                              7.    Updated Construction/Pre-Construction
                                    Schedule.
                              8.    Bid Package and Award Status Report.
                              9.    Subcontract Status Report.
                              10.   Subcontractor and Supplier Default Notice.
                              11.   Current Submittal log.
                              12.   Current RFI log.

         10.6.3 Reduction or limitation of retainage, if any, shall be as follows: retainage shall be held until thirty (30) days after Substantial Completion of all Project Work, as certified by the Architect, and the Owner has recorded an Affidavit of Completion. The Owner reserves the right to withhold any reduction of retainage to compensate for any portion of the Project being behind schedule, or any portions of the Project Work deemed unacceptable. For Subcontracts executed prior to the date of this Agreement, the Owner will honor the Subcontract provisions regarding the reduction and/or release of Subcontractor's retainage on a case-by-case basis during the course of construction. Contractor shall not reduce or release subcontractor/supplier final retainage without approval of Owner.

         10.6.4 Except with the Owner's prior written approval, the Contractor shall not make advance payments to or reduce retainage to subcontractors/suppliers for materials or equipment, or release or reduce final retainage, which have not been delivered and stored at the Project site.

         10.6.5 FINAL PAYMENT. Final Payment, constituting the earned but unpaid balance of the GMP, shall be made by the Owner to the Contractor thirty (30) days after the Architect has issued its Certificate of Substantial Completion and the Owner has recorded its Affidavit of Completion, provided that the Contractor has fully performed the Contract and a final Certificate for Payment has been issued by the Architect after consultation with the Program Manager and the Contractor has otherwise satisfied the conditions of Paragraph 10.10, and Contractor has provided Owner with a final accounting detailing the Cost of the Work, the earned Contractors Fee, and any incentives earned, in form and substance acceptable to Owner.

                  10.6.5.1 After the Architect has issued a Project Certificate for Payment, the Owner shall make payment in the manner and within the time provided in Article 10.6, and shall so notify the Program Manager and Architect.

                  10.6.5.2 Upon receipt of payment from the Owner, the Contractor shall promptly pay each Subcontractor, out of the amount paid to the Contractor on account of such Subcontractor's portion of the Project Work, the amount to which said Subcontractor is entitled, reflecting percentages actually retained from payments to the Contractor on account of such Subcontractor's portion of the Project Work. The Contractor shall, by appropriate agreement with each Subcontractor, require each Subcontractor to make payments to Sub-Subcontractors in similar manner.

                  10.6.5.3 The Contractor will, on request, of the Program Manager, furnish to a Subcontractor, information regarding percentages of completion or amounts applied for by the Contractor and action taken thereon by the Owner, Program Manager and Architect on account of portions of the Project Work done by such Subcontractor.

                  10.6.5.4 Neither the Owner, Program Manager nor Architect shall have an obligation to pay or to see to the payment of money to a Subcontractor except as may otherwise be required by law.

                  10.6.5.5 Payment to material suppliers shall be treated in a manner similar to that provided in Subparagraphs 10.6.2, 10.6.3 and 10.6.4.

10.7 FAILURE OF PAYMENT. If, through no fault of the Contractor, (i) the Architect does not within fourteen days after the receipt of the Contractor's Application for Payment either (A) issue a Certificate of Payment, or (B) notify the Contractor of a decision to withhold certification or (ii) the Owner does not pay the Contractor within fifteen (15) days after the Architect certifies a pay application, then the Contractor may, upon seven (7) additional days' written notice to the Owner, stop work until all amounts owed under this Agreement are paid with interest. All reasonable costs of Contractor and subcontractors in connection with such work stoppage shall be reimbursable Costs of the Work. In the event of a work stoppage over 30 days, Contractor may, at its option, terminate this Agreement for Default under Article 14. All payments pursuant to valid pay applications not paid within the time set forth in Article
10.6 shall bear interest at the Bank of America prime rate plus 2%.

10.8     SUBSTANTIAL COMPLETION.

         10.8.1 Substantial Completion is the stage in the progress of the Project Work defined by Paragraph 2.2.1 hereof.

         10.8.2 When the Contractor considers that the Project Work is substantially complete as defined in Paragraph 2.2.1 hereof, it shall notify the Owner, Architect and Program Manager accordingly. The Contractor shall prepare and submit to the Architect and Program Manager a comprehensive list of items to be completed or corrected (the "Punch List"). The Contractor shall proceed promptly to complete and correct items on the list. Failure to include an item on such list does not alter the responsibility of the Contractor to complete all Project Work in accordance with the Contract Documents. Upon receipt of the list, the Architect and its consultants assisted by the Program Manager, will make an inspection to determine whether the Project Work or designated portion thereof is substantially complete. When the Project Work or designated portion thereof is substantially complete, the Architect will prepare a Certificate of Substantial Completion which shall establish the date of Substantial Completion, shall establish responsibilities of the Owner and Contractor for security, maintenance, heat, utilities, damage to the Project Work and insurance, and shall fix the time within which the Contractor shall complete or remedy all omitted or non-conforming items on the list accompanying the Certificate. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Project Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion. The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of responsibilities assigned to them in such Certificate.

                  10.8.2.1 Upon the Architect's issuance of a Certificate of Substantial Completion for the entire Hotel in 2.2.1 above, the Owner shall immediately record its Affidavit of Completion in the Real Property Records of Tarrant County, Texas.

         10.8.3 The issuance of the Certificate of Substantial Completion will not constitute a waiver of any rights of the Owner, including without limitation the right to those retainages permitted by the Contract Documents. If Contractor does not complete and/or correct the "punch-list" items listed in the Certificate of Substantial Completion within the time agreed to by the Owner and Contractor (not to exceed 90 days), the Owner will have the right to complete the punch-list and offset all costs against any amounts then or thereafter due to Contractor. If the amounts then or thereafter due to Contractor are not sufficient to cover these costs, Contractor will pay the difference to the Owner. The Owner's decision as to the Date of Substantial Completion will be final and binding regarding the time allowed to complete the punchlist.

         10.8.4 Before requesting inspection for Certification of Substantial Completion, Contractor shall complete the following:

                  10.8.4.1 Advise the Owner of pending insurance changeover requirements.

                  10.8.4.2 Provide a list to the Owner of any pending unresolved claims by Contractor, any Subcontractor, Supplier, or third party.

                  10.8.4.3 Perform startup testing of systems, and instruction of the Owner's operating and maintenance personnel. Discontinue changeover and remove temporary facilities from the areas along with construction tools, mockups and similar elements.

10.9     PARTIAL OCCUPANCY OR USE.

         10.9.1 The Owner shall obtain access to completed or partially completed portions of the Project Work as provided in Paragraph 9.5 hereof. The Owner may also occupy other portions of the Project at any stage when such occupancy or use is consented to by the insurer as required under Subparagraph
12.18 and authorized by public authorities having jurisdiction over the Project Work. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Contractor have accepted in writing the responsibilities assigned to each of them for payments, retainage, security, maintenance, heat, utilities, damage to the Project Work and insurance, and have agreed in writing concerning the period for correction of the Project Work and commencement of warranties required by the Contract Documents. Consent of the Contractor to partial occupancy or use shall not be unreasonably withheld. The progress of the Project Work shall be determined by written agreement between the Owner and Contractor or, if no agreement is reached, by decision of the Architect after consultation with the Program Manager.

         10.9.2 Immediately prior to such partial occupancy or use, the Owner, Program Manager, Contractor and Architect shall jointly inspect the area to be occupied or portion of the Project Work to be used in order to determine and record the condition of the Project Work.

         10.9.3 Partial occupancy will not constitute acceptance by the Owner of the completed Project Work or any portion of the Project Work, will not relieve Contractor of its full responsibility for correcting defective work and repairing the work, will not be considered to be the equivalent of

Substantial Completion of the Project Work, and will not entitle Contractor to any increase in the Contract Sum.

10.10    FINAL COMPLETION AND FINAL PAYMENT.

         10.10.1 Upon completion of the Project Work, the Contractor shall forward to the Program Manager a written notice that the Project Work is ready for final inspection and acceptance and shall also forward to the Program Manager and Architect a Final Application for Payment. Upon receipt, the Program Manager will review and make recommendations, then forward the notice and Application for Payment to the Architect who will promptly make such inspection. When the Architect finds the Project Work acceptable under the Contract Documents and the Contract fully performed, the Architect will promptly issue a Final Certificate for Payment stating that to the best of its knowledge, information and belief, and on the basis of its observations and inspections, the Project Work has been completed in accordance with terms and conditions of the Contract Documents and that the entire balance found to be due the Contractor, except as noted in said final Certificate, is due and payable. The Architect's final Certificate for Payment will constitute a further representation that conditions listed in Subparagraph 10.10.2 conditions as precedent to the Contractor's being entitled to final payment have been fulfilled.

         10.10.2 As conditions precedent to final payment and any remaining retainage, the Contractor shall submit to the Architect through the Program Manager the following:

                  10.10.2.1 an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Project Work for which the Owner or the Owner's property might be responsible or encumbered (less amounts withheld by Owner) have been paid or will be paid or otherwise satisfied;

                  10.10.2.2 a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner;

                  10.10.2.3 a written statement that the Contractor knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents;

                  10.10.2.4 consent of surety, if any, to final payment;

                  10.10.2.5 submit specific warranties, workmanship bonds, maintenance agreements, final certifications and similar documents;

                  10.10.2.6 obtain and submit releases enabling the Owner unrestricted use of the Project Work, and access to services and utilities; including occupancy permits, operating certificates and similar releases;

                  10.10.2.7 as-built schedule, submit record drawings, maintenance manuals, operating manuals, final Project photographs, damage or settlement survey, property survey, and similar final record information;

                  10.10.2.8 deliver tools, spare parts, extra stock or similar items;

                  10.10.2.9 complete final cleanup requirements, including touchup painting, and otherwise repair and restore marred, exposed finishes;

                  10.10.2.10 Make final changeover of permanent locks and transmit keys to the Owner. Advise the Owner's personnel of changeover and security provisions;

                  10.10.2.11 Waivers of Mechanic's Liens in a form satisfactory to the Owner by the Contractor and each of the Contractor's subcontractors and their suppliers, conditioned only upon their receipt of final payments in amounts designated therein;. Upon payment of the sums so designated in the Conditional Releases, the Contractor shall provide to the Owner Unconditional Releases of Mechanic's Liens executed by the Contractor, its Subcontractors and suppliers in recordable form acceptable to the Owner.

                  10.10.2.12 provide other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner.

                  10.10.2.13 If a Subcontractor refuses to furnish a release or waiver required by the Owner, the Contractor may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Contractor shall refund to the Owner all money that the Owner may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees.

         10.10.3 If, after Substantial Completion of the Project Work, final completion thereof is materially delayed through no fault of the Contractor or by issuance of Change Orders affecting final completion, and the Program Manager and Architect so confirm, the Owner shall, upon application by the Contractor and certification by the Architect, and without terminating the Contract, make payment of the balance due for that portion of the Project Work fully completed and accepted. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of Claims. The making of final payment shall constitute a waiver of Claims by the Owner except as provided in Subparagraph 5.4.5.

         10.10.4 Acceptance of final payment by the Contractor, a Subcontractor or material supplier shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled at the time of final Application for Payment.

         10.10.5  CONSTRUCTION LIENS.

                  10.10.5.1 Contractor will unconditionally indemnify and hold the Owner harmless from all claims, demands, causes of action or suits of whatever nature arising out of any statutory or constitutional mechanic's or materialman's liens, equitable lien or other liens ("Lien Claims") against the real property or improvements constituting all or part of the Project Work under the Agreement that may be filed of record by a Subcontractor of any tier, materialmen, or any party other than Contractor with respect to labor, materials, equipment or services under the Agreement. Contractor shall (i) obtain a Release of any recorded Affidavit of Lien Claim; or (ii) file with the County Clerk of Tarrant County an Indemnity Bond and evidence of service of notice of such Bond in compliance with the Texas Property Code, Chapter 53, Subchapter H, within fourteen (14) days of receipt of Owner's written notice to Contractor to remove any recorded Affidavit of Lien Claim. Contractor shall obtain the Release of any and all such recorded Affidavits of Lien Claims, as provided herein, regardless of whether it considers the Lien Claims to be valid or invalid, timely or untimely perfected, or subject of a previous lien waiver by the lien claimant. Contractors obligations under this Paragraph 10.10. 5.1 shall not apply to any Lien Claims filed by Other Contractors and their subcontractors of any tier, materialmen, suppliers, and vendors.

                  10.10.5.2 Within seven (7) days after Contractor has made final payment to its Subcontractors and upon demand by the Owner, Contractor will furnish an unconditional release or waiver of lien acceptable to the Owner, from itself, and of any other person furnishing services, labor or materials in connection with the Project Work covering all service, labor and materials for which a lien might be filed. If any Subcontractor, laborer, materialman, or other person refuses to furnish a release, waiver of lien in full, Contractor may furnish at its expense a bond satisfactory to the Owner to indemnify the Owner against any claim or lien, filed pursuant to the Texas Lien Laws.

         10.10.6 AUDIT/RECORDS RETENTION. The Owner will have the right to audit all of Contractor's books and records pertaining to the Project Work (including but not limited to payments to Subcontractors of any tier for changes in the Project Work) at any time and from time to time during regular business hours, upon reasonable prior notice to Contractor. Contractor will keep, retain and preserve all such books and records in reasonable order, in accordance with all applicable Federal, State and local agencies rules, regulations and guidelines, or for a minimum of five (5) years from the date of the final payment.

         10.10.7 Contractor's records which shall include but not be limited to substantiation of the Cost of the Work submitted by the Contractor for payment, including without limitation, cost of labor, site executive salaries and benefits, materials, services and equipment incurred for performance of the Project Work, accounting records (hard copy, as well as computer readable data if it can be made available), written policies and procedures; subcontract files (including proposals of successful and unsuccessful bidders, bid recaps, etc.); original estimates; estimating work sheets; correspondence; change order files (including documentation covering negotiated settlements); backcharge logs and supporting documentation; general ledger entries detailing cash and trade discounts earned, insurance rebates and dividends; and any other supporting evidence deemed necessary by the Owner to substantiate costs and charges related to this Contract (all of the foregoing hereinafter referred to as "Records") shall be open to inspection and subject to audit and/or reproduction by Owner or Owner's agent or its authorized representative to the extent necessary to adequately permit evaluation and verification of (a) Contractor compliance with Contract requirements, (b) compliance with Owner's business ethics, change orders, payments or claims submitted by the Contractor or any of its payees. Such audits may require inspection and copying from time to time and at reasonable times and places and character including without limitation, records, books, papers, documents, subscriptions, recordings, agreements, purchase orders, leases, contracts, commitments, arrangements, notes, daily diaries, superintendent reports, drawings, receipts, vouchers and memoranda, and any and all other agreements, sources of information and matters that may in Owner's judgment have any bearing on or pertain to any matters, rights, duties or obligations under or covered by any contract Document. Such records subject to audit shall also include but not be limited to, those records necessary to evaluate and verify direct and indirect costs, (including overhead allocations) as they may apply to costs associated with this Agreement. Lump sum elements of the GMP and Change Orders and indirect costs and overhead allocations that are stated as fixed costs in this Agreement and in subsequent Change Orders are not subject to audit. The Owner or its designee shall be afforded access to all of the Contractor's records pertaining to the Project, and shall be allowed to interview any of the Contractor's employees, pursuant to the provisions of this paragraph throughout the term of this contract and for a period of three years after final payment or longer if required by law. Contractor shall require all subcontractors, insurance agents, and material suppliers (payees) to comply with the provisions of this paragraph by insertion of the requirements hereof in a written contract between Contractor and such payee. The Owner shall have no right to unilaterally revise the composition of any fixed, unit prices or percentage markups that have been specifically agreed to by Owner in writing, in advance, or specifically set out in this Agreement.

                                   ARTICLE 11.
                       PROTECTION OF PERSONS AND PROPERTY

11.1     SAFETY PRECAUTIONS AND PROGRAMS.

         11.1.1 The Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract. The Contractor shall submit the Contractor's safety program to the Program Manager and OCIP representative for review and coordination with the safety programs of Other Contractors.

         11.1.2 If the Contractor encounters on the Project site material reasonably believed to be asbestos or polychlorinated biphenyl's ("PCB's") or other hazardous materials, the Contractor shall immediately stop work in the area affected and report the condition to the Owner, Program Manager and Architect in writing. The work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Contractor if in fact the material is asbestos or PCB's and has not been rendered harmless. The work in the affected area shall be resumed in the absence of asbestos or PCB's, or when it has been rendered harmless, by written agreement of the Owner and Contractor, or in accordance with final determination by the Architect on which arbitration has not been demanded, or by arbitration under Article 5.

         11.1.3 The Contractor shall not be required pursuant to Article 8 to perform without consent any work relating to asbestos or PCB's or other hazardous materials.

         11.1.4 To the fullest extent permitted by law the Owner shall indemnify and hold harmless the Contractor, Program Manager, Architect, their consultants, and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Project Work in the affected area if in fact the material is asbestos or PCB's or other hazardous materials, unless such materials were introduced to the site by the Contractor, its Subcontractors or those persons or entities for which the Contractor is responsible, and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Project Work itself including loss of use resulting therefrom), but only to the extent caused in whole or in part by negligent acts or omissions of the Owner, anyone directly or indirectly employed by the Owner or anyone for whose acts the Owner may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge or reduce other rights or obligations of indemnity, which would otherwise exist as to a party or person described in this Subparagraph 11.1.4.

         11.1.5 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance encountered on the Project site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop work in the affected area and report the condition to the Owner, Program Manager and Architect in writing. The Owner, Contractor, Program Manager and Architect shall then proceed in the same manner described in Subparagraph 11.1.2.

         11.1.6 The Owner shall be responsible for obtaining the services of a licensed laboratory to verify a presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless.

11.2     SAFETY OF PERSONS AND PROPERTY.

         11.2.1 The Contractor shall take precautions for safety of, and shall provide protection in accordance with Federal, State and Local safety regulations to prevent damage, injury or loss to:

                  11.2.1.1 Employees engaging in the Project Work and other persons who may be affected thereby;

                  11.2.1.2 The Project Work and materials and equipment to be incorporated therein, whether in storage on or off the Project site, under care, custody or control of the Contractor or the Contractor's Subcontractors or Sub-subcontractors; and

                  11.2.1.3 Other property at the Project site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.

         11.2.2 The Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on safety of persons or property or their protection from damage, injury or loss.

         11.2.3 The Contractor shall erect and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent sites and utilities.

         11.2.4 When use or storage of explosives or other hazardous materials or equipment or unusual methods are necessary for execution of the Project Work, the Contractor shall exercise utmost care and carry on such activities under supervision of properly qualified personnel.

         11.2.5 The Contractor shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Contract Documents) to property referred to in Paragraphs 11.2.1.2, and 11.2.1.3 to the extent caused in whole or in part by the Contractor, a Subcontractor, a Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Contractor is responsible under Paragraphs 11.2.1.2, and 11.2.1.3, except damage or loss attributable to acts or omissions of the Owner, Program Manager or Architect or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable, and not attributable to the fault or negligence of the Contractor. The foregoing obligations of the Contractor are in addition to the Contractor's obligations under Paragraph 4.15.

         11.2.6 The Contractor shall designate a responsible member of the Contractor's organization at the Project site whose sole duty shall be the prevention of accidents, safety inspections and safety reporting. This person shall not be the Contractor's superintendent and shall be a full time designated and trained Safety Officer. The Contractor Safety representative shall coordinate with and work closely with the Owner's OCIP on site representative and Program Manager to insure compliance with the safety program and OCIP requirements.

         11.2.7 The Contractor shall not exceed design loads or permit any part of the construction or site to be loaded so as to endanger its safety.

11.3 EMERGENCIES. In an emergency affecting safety of persons or property, the Contractor shall act, at the Contractor's discretion, to prevent threatened damage, injury or loss. Additional compensation or extension of time claimed by the Contractor on account of an emergency shall be determined as provided in Paragraph 5.5 and Article 8.

                                   ARTICLE 12.
                               INSURANCE AND BONDS

The Owner has elected to implement an Owner Controlled Insurance Program (OCIP) that will provide Workers' Compensation, Employer's Liability, General Liability, and Excess Liability for all enrolled contractors of every tier providing direct labor on the Project. The Owner agrees to pay all premiums associated with the OCIP including deductibles or self-insured retention unless otherwise stated in the Contract Documents. Owner shall provide proof of its ability to pay reasonably anticipated deductibles upon Contractor's written request and shall notify Contractor immediately upon any foreseeable change in the status of Owner's reserves that may materially affect Contractor's (or its Subcontractors' or Suppliers') insurance rights under this Agreement.

Eligible contractors include all contractors providing direct labor on the Project site (see definition of ineligible contractors below). Temporary labor services and leasing companies are to be exempt from the program.

12.1 APPLICABILITY OF THE OCIP. The following types of contractors (hereinafter called ineligible contractors) shall not be eligible for coverage in the OCIP:
Consultants, suppliers, vendors, materials dealers, guard services, janitorial services, truckers (including trucking to the Project where delivery is the only scope work performed), and other contractors as determined by the Owner. Ineligible contractors shall be required to maintain their own insurance of the types and with the limits as set forth in Article 12, at their own expense, and shall promptly furnish the Owner, or its designated representative, certificates of insurance giving evidence that all required insurance is in force.

12.2 IDENTIFICATION OF GENERAL CONTRACTOR AND SUBCONTRACTOR INSURANCE COSTS. General Contractor shall identify all costs associated with the cost of insurance for all Project Work, including but not limited to insurance premiums, expected losses within any retention or deductible program, overhead and profit, using Form 2 (Insurance Cost Identification Worksheet). By completing and submitting this insurance cost information, including supporting documents to the Insurance Administrator, Contractor warrants that all cost for insurance as described in this paragraph have been correctly identified. For the Contractor and all cost plus subcontractors and for any Project Work identified as "cost plus", billings to the Owner shall not include the cost of any insurance coverages covered by the OCIP Program. Coverage and limit requirements are:

         (1)      WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE:

         STATUTORY BENEFITS as provided by state statute; and EMPLOYER'S LIABILITY LIMITS:

         (a)      $1,000,000 Bodily Injury each Accident
         (b)      $1,000,000 Bodily Injury by Disease - Policy Limit
         (c)      $1,000,000 Bodily Injury by Disease - Each Employee

         (2)      COMMERCIAL OR GENERAL LIABILITY INSURANCE:

         (a)      $2,000,000 Bodily Injury & Property Damage for Each Occurrence
         (b)      $2,000,000 Products/Completed Operations Aggregate
         (c)      $4,000,000 General Aggregate
         (d)      $1,000,000 Personal & Advertising Injury
         (e)      $50,000 Fire Damage
         (f)      $5,000 Medical Expense

         Coverages should include but not limited to the following supplementary coverages:

                  (i) Contractual Liability to cover liability assumed under this agreement,
                  (ii)  Product and Completed Operations Liability Insurance,
                  (iii) Broad Form Property Damage Liability Insurance,
                  (iv) Explosion, collapse and underground hazards (deletion of the X, C, U exclusions) if such exposure exist, and
                  (v)   Independent Contractors.
                  (vi) Such policy shall include all of the coverages which may be included in coverages A, B and C contained in the Commercial General Liability Policy, without deletion. Such policy must be issued upon an "occurrence" basis, as distinguished from a "claims made" basis.

         (3)      EXCESS (UMBRELLA) INSURANCE:

         (a)      Limits of Liability:
                  (i)   $10,000,000 Per Occurrence
                  (ii)  $10,000,000 General Aggregate

         (b)      Coverages and Terms:
                  (i)   Occurrence Policies
                  (ii)  Excess of General Liability
                  (iii) Excess of Employer's Liability
                  (iv)  Excess of Completed Operations

12.3 SUBCONTRACTOR INSURANCE LIMITS. General Contractor agrees to require its subcontractors to identify all costs associated with the cost of insurance for all subcontracted Project Work, including but not limited to insurance premiums, expected losses within any retention or deductible program, overhead and profit, using the Owner Form 2 (Insurance Cost Identification Worksheet). By completing and submitting this insurance cost information, including supporting documents to the Owner, General Contractor and its subcontractor(s) agrees that the all cost for subcontractor insurance as described in this paragraph have been correctly identified. For the purpose of calculating subcontractor insurance deductions, the contractor shall cause the subcontractor to base its deduction on the following limits:

         (1)      WORKERS' COMPENSATION: STATUTORY LIMITS/EMPLOYER'S LIABILITY:

         (a)      $500,000 Bodily Injury each Accident
         (b)      $500,000 Bodily Injury by Disease - Policy Limit
         (c)      $500,000 Bodily Injury by Disease - Each Employee

         (2)      COMMERCIAL GENERAL LIABILITY INSURANCE:

         (a)      $2,000,000 Bodily Injury & Property Damage for Each Occurrence
         (b)      $2,000,000 Products/Completed Operations Aggregate
         (c)      $2,000,000 General Aggregate
         (d)      $1,000,000 Personal & Advertising Injury

It is understood and agreed, insurance cost identified on Form 2, is an initial estimate only. The final insurance cost will be subject to review and audit of actual insurance policy(ies) rate information, actual payrolls and revenues for the initial award plus any additive amendments. The Owner contract award will be based on the total estimated Cost of the Work including insurance costs. An initial deductive change order will be processed to transfer the insurance cost into the Project insurance program. During the term of contractor's contract, including extended periods thereof, the Owner shall have the right to recover all costs for insurance as described in paragraph 12.2 that are in addition to those initially identified by contractor in the initial deductive change order. The Owner shall have the right to recover these additional costs through deductive change orders.

Contractors of every tier shall complete and submit Form 2 to the Insurance Administrator, and shall also provide a copy of the declaration page(s) and premium rate page(s) for each policy to the Insurance Administrator. Contractor shall provide all necessary information for the Owner to determine the accuracy of each contractor's cost of insurance as identified on Form 2.

12.4 CHANGE ORDER PRICING. Contractor shall price, and shall require that all enrolled contractors price change order pricing equal to or greater than ten thousand dollars ($10,000) to include the cost to provide insurance as specified in Paragraph 12.3, and shall identify the amount of insurance contained in the change order proposal using Form 3. Contractor's price shall be adjusted by removing the cost of insurance as identified on Form 3. The Owner shall have the right to recover these additional costs through deductive change orders

12.5 CONTRACTOR'S RESPONSIBILITY FOR ITS SUBCONTRACTORS. The awarding contractor shall require each of its subcontractors to identify the cost for the coverage associated with the Project Work performed for or on behalf of the awarding contractor as outlined in this agreement using the methods and documents described herein.

The awarding contractor shall include all of the provisions of this agreement in every subcontract so that such provisions will be binding upon each of its subcontractors.

12.6 AUDIT AND RECOVERY OF "INSURANCE COST". For insurance purposes, the Contractors of every tier agree, and shall require all tiers of subcontractors to agree, to keep and maintain accurate and certified record of its payroll for operation at the Project site. Contractor further agrees, and will require all tiers of subcontractors to agree, to furnish to the Insurance Administrator, full and accurate payroll data and information in accordance with the requirements of the OCIP Project Insurance Manual, incorporated herein by this reference. All contractors shall permit the Owner or its representative to examine and/or audit its books and records. Contractor shall also provide any additional information to the Owner or its appointed representatives as may be required. During the term of the contractor's contract including extended periods thereof, the Owner shall have the right to adjust the contract price to reflect the cost of the Contractor's insurance costs had the Owner not implemented an OCIP.

12.7 OWNER -PROVIDED COVERAGES. The Owner, at its sole expense, has implemented an Owner Controlled Insurance Program (OCIP) to furnish certain insurance coverages with respects to on-site activities. The OCIP Manual is appended as Exhibit K to this Agreement and is incorporated herein by reference. The OCIP will be for the benefit of the Owner and enrolled contractors of all tiers (unless specifically excluded) who have on-site employees. Such coverage applies only to Project Work performed under this contract at the Project Site. Enrolled contractors must provide their own insurance for off-site activities.

The OCIP policies are available for review by the contractor upon request to the Owner. The terms of such policies or programs, as such policies or programs may be from time to time amended, are incorporated herein by reference. The contractor hereby agrees to be bound by the terms of coverage as contained in such insurance policies and/or self-insurance programs.

Through a combination of insured and self-insured insurance programs the Owner, at its sole expense, will provide and maintain in force the types of insurance listed in subparagraphs (1) through (3) below as a part of the OCIP for all approved contractors. Contractors enrolled in the OCIP agree that the insurance company policy limits of liability, coverage terms and conditions shall determine the scope of coverage provided by the OCIP. Contractors agree that the purpose of this section is to provide a general understanding of the coverage provided by the OCIP.

         (1) WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE will be provided in accordance with applicable State laws. Limits of Liability and coverages will be as follows:

                  (a)   Workers' Compensation - Applicable State Statutory
                        Benefits

                  (b)   Employer's Liability

                        (i)    $1,000,000 Bodily Injury each Accident
                        (ii)   $1,000,000 Bodily Injury by Disease - Policy
                               Limit
                        (iii)  $1,000,000 Bodily Injury by Disease - Each
                               Employee

         (2) COMMERCIAL GENERAL LIABILITY INSURANCE will be provided on an "occurrence" form under a master liability policy with the following Limits of Liability, Coverages, and Terms:

                  (a)   Limit of Liability:
                        (i)    $2,000,000 Per any occurrence
                        (ii)   $4,000,000 General Aggregate
                        (iii)  $6,000,000 Completed Operations Aggregate

                  (b)   Coverage and Terms:

                        (i)    Occurrence Basis;
                        (ii)   Products;
                        (iii) Contractual Liability specifically designating the indemnity provision of this agreement as an insured contract;
                        (iv)   Completed Operations (Five Year Term);
                        (v)    Independent Contractor's Liability;
                        (vi)   Personal Injury;
                        (vii) Explosion, Collapse, and Underground (X, C, U) exclusion deleted; and
                        (viii) Designated Premises Only.

         (3) EXCESS LIABILITY INSURANCE will be provided under a master liability policy with Limits of Liability, Coverages, and Terms as follows:

                  (a)   Limits of Liability:

                        (i) $25,000,000 Any one occurrence and general aggregate annually; and
                        (ii) $25,000,000 Annual Aggregate Products and completed Operations.

                  (b)   Coverages and Terms:

                        (i)    Excess of General Liability
                        (ii)   Excess of Employer's Liability
                        (iii)  Completed Operations (Five Year Term)

12.8 OCIP CERTIFICATES AND POLICIES. The Owner provided insurance coverage outlined above shall be either written by insurance companies or shall be self-insured. The Owner, through the Insurance Administrator, shall provide all contractor(s) with appropriate certificates of insurance or self-insurance evidencing the coverage outlined above.

12.9 TERMINATION/MODIFICATION OF THE OCIP. The Owner reserves the right to terminate or to modify the OCIP or any portion thereof. To exercise this right, the Owner shall provide thirty (30) days advance written notice of termination or material modification to all contractor(s) covered by the OCIP. The contractor shall promptly obtain appropriate replacement insurance coverage acceptable to the Owner. The cost of such replacement insurance will be reimbursed by the Owner. Written evidence of such insurance shall be provided to the Owner prior to the effective date of the termination or modification of the OCIP.

12.10 CONTRACTOR RESPONSIBILITIES. The contractor is required to cooperate with the Owner and the Insurance Administrator, with regards to the administration and operation of the OCIP. The contractor's responsibilities shall include, but not be limited to:

(1) Compliance with the Contractor Insurance Manual outlining the administrative procedures required of the contractors;

(2)     Provision of necessary contract, operations and insurance information;

(3) Immediately notifying the Insurance Administrator of all contractors upon award on the Owner Form-1. Furnish all new subcontractors the Contractor Insurance Manual;

(4) Maintenance and provision of monthly certified payroll records and other records as necessary for premium computation;

(5) Cooperation with any insurance company or the Insurance Administrator with respect to requests for claims, payroll or other information required under the program;

(6) Immediately notifying the Insurance Administrator that any Contractor-Provided Coverages have been canceled, materially changed, or not been renewed; and,

(7) Complete the following administrative forms within the time frames specified:

        (a)   Form 1 -- Upon execution of the (Subcontractor) contract;

        (b)   Form 2 -- Upon execution of a (Subcontractor) contract;

        (c) Form 5 -- Monthly Payroll Record--Within 10 days after the last day of each month; and

        (d) Notice of Completion -- Upon completion of all Project Work being performed under the contract.

12.11 ASSIGNMENT OF RETURN PREMIUMS. The Owner will be responsible for the payment of all premiums associated solely with the OCIP and will be the sole recipient of any dividend(s) and/or return premium(s) generated by the OCIP. In consideration of the Owner provision of said coverages the contractor(s) agree to:

(1) Identify all applicable insurance costs in their contract price, and cooperate with the Insurance Administrator in the confirmation of the contractor's insurance cost.

(2) Irrevocably assign to and for the benefit of the Owner, all return premiums, premium refunds, premium discounts, dividends, retentions, credits, and any other monies due the Owner in connection with the insurance which Owner herein agrees to provide.

12.12 CONTRACTOR-PROVIDED COVERAGES. For any work under this contract, and until completion and final acceptance of the Project Work all ineligible contractors/subcontractors as defined in paragraph 12.1 of this document shall provide certificates of insurance giving evidence that the following coverages are in force. The Project site should be shown on the certificate and the Owner, Contractor and their affiliates, directors; officers, representatives, agents and employees shall be endorsed as Additional Insureds, ATIMA (As Their Interest may appear) on the Commercial General Liability Policy and Automobile Policy and that such coverages are primary to any policies of insurance provided by Owner or Contractor.

For any work under this contract, and until completion and final acceptance of the Project Work, all eligible subcontractors, at their own expense, shall promptly furnish to the Insurance Administrator, certificates of insurance giving evidence that the following coverages are in force:

         (1)      AUTOMOBILE LIABILITY INSURANCE:

         Contractor must provide the limits of liability:

         Comprehensive Automobile Liability Insurance to cover all vehicles owned by, hired by or used on behalf of the contractor, with minimum combined single limit that shall not be less than $1,000,000 each accident.

         Gaylord Entertainment Company and its directors; officers, representatives, agents and employees shall be added as Additional Insureds, ATIMA (As Their Interest may appear).

         (2) WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY INSURANCE (OFF-SITE ACTIVITIES):

         Statutory Limits with All States Endorsement and minimum Employer's Liability Limits will be provided as follows:

                  (a)      $500,000 Bodily Injury with Accident - Each Accident;
                  (b)      $500,000 Bodily Injury by Disease - Policy Limit
                  (c)      $500,000 Bodily Injury by Disease - Each Employee;
                           and
                  (d) The policy will be endorsed to exclude the Gaylord Entertainment Company Project site.

         (3)      COMMERCIAL GENERAL LIABILITY INSURANCE (OFF-SITE ACTIVITIES):

                  (a) $1,000,000 Bodily Injury & Property Damage for Each Occurrence
                  (b)      $1,000,000 Products/Completed Operations Aggregate
                  (c)      $2,000,000 General Aggregate
                  (d)      $1,000,000 Personal & Advertising Injury
                  (e)      $50,000 Fire Damage
                  (f)      $5,000 Medical Expense
                  (g)      Shall include the following:
                           (i)    Occurrence Basis;
                           (ii)   Premises operations;
                           (iii)  Contractual Liability;
                           (iv)   Products/Completed Operations;
                           (v)    Broad Form Property Damage; and
                           (vi)   Independent Contractors.
                           (vii)  Such policy shall include all of the
                                  coverages which may be included in coverages
                                  A, B and C contained in the Standard Texas
                                  Form Commercial General Liability Policy, without deletion. Such policy must be issued upon an "occurrence" basis, as distinguished from a "claims made" basis.

                  (h) The policy will be endorsed to exclude Gaylord Opryland Hotel-Texas Project Site.

         (4)      EXCESS (UMBRELLA) INSURANCE (OFF-SITE ACTIVITIES):

                  (a)      Limits of Liability:

                                                           MINIMUM LIMIT REQUIRED
                             CONTRACT SUM                (PER OCCURRENCE/AGGREGATE)
                             ------------                --------------------------
                           Up to $2,499,999                       $1,000,000
                           $2,500,000 - $4,99,999                 $2,000,000
                           $5,000,000 - $7,499,999                $3,000,000
                           $7,500,000 and over                    $4,000,000


                  (b)      Coverages and Terms: Follow form of Primary Policies

         If the contractor chooses to have such a policy endorsed to recognize the Gaylord Opryland Hotel-Texas Project Site during the construction period, coverage should be Excess and/or DIC of the OCIP. This shall not reduce the cost identification requirement in paragraph 12.2.

         (5)      SUBCONTRACTOR INSURANCE LIMITS:

         For the purpose of calculating subcontractor insurance deductions, the contractor shall cause the subcontractor to base its deduction on the following limits:

         WORKERS' COMPENSATION (OFF-SITE): Statutory Limits

         EMPLOYER'S LIABILITY (OFF-SITE):

                  (a)      $100,000 Bodily Injury each Accident
                  (b)      $100,000 Bodily Injury by Disease - Policy Limit
                  (c)      $100,000 Bodily Injury by Disease - Each Employee

         COMMERCIAL GENERAL LIABILITY INSURANCE (OFF-SITE):

                  (a)      $500,000 Bodily Injury & Property Damage for Each
                           Occurrence
                  (b)      $500,000 Products/Completed Operations Aggregate
                  (c)      $500,000 General Aggregate
                  (d)      $500,000 Personal & Advertising Injury

         COMPREHENSIVE AUTOMOBILE LIABILITY INSURANCE (ON-SITE AND OFF-SITE):

                  (a)      $250,000 Per Person/Accident

         All insurance policies shall be provided by a company or companies with a rating of not less than B+ in the last available Best's Rating Guide. All such policies shall include clauses whereby each underwriter agrees to waive its rights of subrogation against the Owner. The Commercial General Liability, Automobile Liability and Umbrella Liability policies shall be endorsed to add the Owner and Contractor as an additional insured. The limits of liability shown for each type of insurance coverage to be provided by the Contractor pursuant hereto shall not be deemed to constitute a limitation of the Contractor's liability for claims hereunder or otherwise. Notwithstanding anything herein to the contrary, the Owner may to the fullest extent permitted by applicable law, accept alternate or different coverages for the insurance specified herein upon receipt from a licensed insurance agent or company acceptable to the Owner of a written evaluation of the proposed alternate coverage in form acceptable to the Owner confirming that such alternate coverage provides comparable or greater protection to the Owner as the coverage specified.

         Should the contractor fail to purchase, or fail to continue in force until completion of the Project Work, insurance in the amounts indicated above, the Owner may purchase such insurance and the cost thereof shall be borne by the contractor, and may be deducted from any amounts owed by the Owner to the contractor.

12.13 CERTIFICATES OF INSURANCE. Certificates of Insurance acceptable to the Owner shall be filed with the Owner as soon as practicable after award of the contract to contractor and prior to commencement of the Project Work. All required insurance shall be maintained without interruption from the date of commencement of the Project Work under the subcontract until the date of the final payment. These certificates and the insurance policies required by this paragraph 12.12 shall contain a provision that coverages afforded under the policies will not be concealed, materially modified, or allowed to expire until at least thirty (30) days' prior written notice has been given to the Owner to be sent to the Insurance Administrator as described in the OCIP Project Insurance Manual. The provisions of this subparagraph shall apply to all policies of insurance required to be maintained by the contractor pursuant to the contract documents.

12.14 OTHER INSURANCE. Any type of insurance or any increase of limits of liability not described above which a contractor requires for its own protection or on account of any statute shall be its own responsibility and its own expense.

12.15 SUBCONTRACTOR PARTICIPATION. Upon execution of the subcontract, the contractor will immediately report all new subcontracts to the Insurance Administrator for enrollment in the OCIP. The contractor shall incorporate all the provisions of this agreement in any subcontractor agreement and shall cause its subcontractors to cooperate fully with the Owner, the Insurance Administrator and insurance companies for the Project, in the administration of the OCIP. The contractor agrees to cooperate in the safety and accident prevention program and claim handling procedures as established for the Project by the Owner. In accordance with this paragraph contractor shall not permit any contractor of any tier to enter the Project site prior to enrollment in the Owner's Owner Controlled Insurance Program (OCIP).

12.16 WAIVER OF SUBROGATION. Contractor and Owner waive all rights of subrogation and recovery against the Other, their Insurance Administrators, and other contractor(s) of all tiers to the extent of any loss or damage, which is insured under the OCIP. Notwithstanding the foregoing and not by way of limitation of the same, Contractor waives its rights of subrogation and recovery for damage to any property or equipment against the Owner, Insurance Administrator, other contractor(s) of all tiers. Each contractor shall require all contractor(s) to similarly waive their rights of subrogation and recovery in each of their respective construction contracts with respect to their work.

12.17 NO RELEASE. The carrying of the above-described insurance shall in no way be interpreted as relieving the contractor of any other responsibility or liability under this subcontract or any applicable law, statute, regulation or order.

12.18    PROPERTY INSURANCE.

         12.18.1 The Owner shall purchase and maintain, property insurance in the amount of the initial Contract Sum as well as subsequent modifications thereto for the entire Project Work at the Project site on a replacement cost basis without voluntary deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Paragraph 10.10 or until no person or entity other than the Owner has an insurable interest in the property required by this Paragraph 12.3 to be covered, whichever is earlier. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project Work.

         12.18.2 Property insurance shall be on an "all-risk" policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, falsework, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect's services and expenses required as a result of such insured loss. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

         12.18.3 This insurance policy has a deductible, and the Contractor will be responsible for the first TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) of any loss against the policy caused by the Contractor or its Subcontractor of any tier. All deductibles paid by Contractor are to be included in the Cost of the Work. The Owner will cause its "All Risk" Builder's Risk and/or Property insurance carrier to waive insurer's right of subrogation in favor of Contractor.

         12.18.4 Unless otherwise provided in the Contract Documents, this property insurance shall cover portions of the Project Work stored off the Project site after written approval of the Owner at the value established in the approval, and also portions of the Project Work in transit may be covered if previously approved by Owner.

         12.18.5 The insurance required by this Paragraph is not intended to cover machinery, tools or equipment owned or rented by the Contractor which are utilized in the performance of the Project Work but not incorporated into the permanent improvements. The Contractor shall, at the Contractor's own expense, provide insurance coverage for owned or rented machinery, tools or equipment.

         12.18.6 BOILER AND MACHINERY INSURANCE. The Owner shall purchase and maintain boiler and machinery insurance required by the Contract Documents or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner; this insurance shall include interests of the Owner, Program Manager, Contractor, Subcontractors and Sub-Subcontractors in the Project Work, and the Owner and Contractor shall be named insureds.

         12.18.7 LOSS OF USE INSURANCE. The Owner, shall purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused. The Owner waives all rights of action against the Contractor for loss of use of the Owner's property, including consequential losses due to fire or other hazards, however caused.

         12.18.8 If the Contractor requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, include such insurance, and the cost thereof shall be charged to the Contractor by appropriate Change Order.

         12.18.9 Before an exposure to loss may occur, the Owner shall file with the Contractor a Certificate of Insurance that includes insurance coverage's required by this Paragraph. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Contractor.

         12.18.11 A loss insured under Owner's property insurance shall be adjusted by the Owner as fiduciary and made payable to the Owner as fiduciary for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Subparagraph 12.3.9. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

         12.18.12 The Owner as fiduciary shall have power to adjust and settle a loss with insurers unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner's exercise of this power; if such objection be made, arbitrators shall be chosen as provided in Paragraph
5.6. The Owner as fiduciary shall, in that case make settlement with insurers in accordance with directions of such arbitrators. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution.

         12.18.13 It is understood and agreed that Owner is bearing all risk of loss to the property for which the Owner has an insurable/financial interest during construction, and in the event of loss during construction Owner agrees to look solely to the proceeds of the Builder's Risk Insurance which Owner has agreed to furnish, the only exception being losses which occur as a result of Contractor's negligence or willful acts, and then, only to the extent not covered by insurance. Contractor will be paid by Owner for such work in place at the time of such loss regardless of whether or not such work was damaged in whole or in any part by the peril. In the event of a loss requiring reconstruction of any part of the Project, Contractor shall be entitled to a fee of 5% of the cost of such reconstruction (including General Conditions cost) for overseeing such construction. The cost of reconstruction subject to insurance deductibles shall be paid by the Owner.

12.19    BONDS.

         12.19.1 The Owner has the option to request the Contractor to furnish a performance and payment bond for the Project or at the Owners option the Owner will initiate a Subguard Insurance Program. The Subguard Program adopted by the Owner and appended hereto as Exhibit L is a Contractor/sub-contractor/vendor default insurance program and will lessen the requirement to furnish performance and payment bonds for the Project. It is the Owner's desire to enroll the Contractor, its Subcontractors and Vendors in this program. At the Owner's sole discretion, the Owner may request that certain Subcontractors provide a payment and performance bond or insurance in lieu of enrollment in the Subguard Program or if any entity cannot fulfill the pre-qualification criteria. The Owner will adjust the GMP, add or deduct, if the bonds or insurance are requested.

         12.19.2 The Contractor must notify the Program Manger and Owner monthly of subcontractors and suppliers which are in default, or who may be declared in default in the near future based on current performance deficiencies. The Contractor will provide the following information related to each such subcontractor or supplier: Name, Scope of Work, Contract Value, Nature of Default, Percentage of Completion, Estimated Cost to Complete if Defaulted and Amount of Unpaid Contract Value. Contractor shall also specify any potential deficiencies in the Subcontractors' and suppliers' work which will require correction or replacement.

         12.19.3 In the event of a Subcontractor or supplier default, Contractor agrees to assist the Owner in mitigating the loss to the fullest extent possible. This includes, but is not limited to: (1) adequate supervision and work review, (2) proper documentation of performance, payment and schedule issues, (3) adherence to contract remedies in order to protect rights of recovery from defaulting party and avoid counterclaim for wrongful termination,
(4) manage the balance of the Project Work in order to minimize the loss associated with the defaulting subcontract or supplier, and (5) to assist the Owner in selecting the most cost efficient alternative to complete the affected Project Work.

         12.19.4 Subcontractors and suppliers (with expected contract values in excess of $50,000.00 must be pre-qualified by the Contractor based upon the criteria established by the Contractor and approved by the Program Manager and Owner. In the event a subcontractor or supplier the Contractor selects to use does not meet this criteria, the Contractor may submit to the Program Manager and Owner in writing a variation report which outlines why this particular entity should be accepted. Only if the Program Manager and Owner concur, the subcontractor or supplier will be considered to be qualified. If the Contractor selects a subcontractor or supplier that does not meet the criteria and does not notify the Program Manager and Owner or get approval, the Contractor will bear the costs and the risk of loss.

         12.19.5 If the Contractor incurs a loss as a result of subcontractor or supplier default, the Contractor must complete the Claim of Loss form as approved by the Owner. Once the Program Manager and Owner have reviewed and verified the loss, the Owner will reimburse the Contractor for the amount of the loss.

         12.19.6 [DELETED]

         12.19.7 Contractor will use all reasonable efforts to assist Owner in the management and mitigation of all claims and potential claims which may arise out of or occur as a result of any subcontractor's failure to perform in accordance with its scope of work set forth in its subcontract and Contract Documents.

         12.19.8 The parties acknowledge that Owner has elected to implement an Owner's Subguard Insurance Program in lieu of requiring Subcontractor Payment and Performance Bonds for the Project. To the extent that Contractor is subject to a claim that would have been contemplated by either a) Subcontractor's Payment and Performance Bond, or b) insured under Centex Construction Group's Subguard Program, Owner, its successors or assigns will indemnify, defend and hold Centex Construction Company, Inc. harmless for all losses, demands, causes of action and the like, including but not limited to, attorneys' fees and court costs which Contractor suffers as a result of such claims regardless of whether such losses are actually insured under the Owner's Subguard Insurance Program. This indemnity obligation will survive and remain in full force and effect until the expiration of the statute of limitations period specified in the section 16.009 of the Texas Civil Practice and Remedies Code.

                                   ARTICLE 13.
                        UNCOVERING AND CORRECTION OF WORK

13.1     UNCOVERING OF WORK.

         13.1.1 If a portion of the Project Work is covered contrary to the Program Manager's or Architect's request or to requirements specifically expressed in the Contract Documents, it must, if required in writing by either, be uncovered for their observation and be replaced at the Contractor's expense without change in the Contract Time.

         13.1.2 If a portion of the Project Work has been covered which the Program Manager or Architect has not specifically requested to observe prior to its being covered, the Program Manager or Architect may request to see such work and it shall be uncovered by the Contractor. If such work is in accordance with the Contract Documents, costs of uncovering and replacement shall, by appropriate Change Order, be charged to the Owner. If such work is not in accordance with the Contract Documents, the Contractor shall pay such costs unless the condition was caused by the Owner or one of the Other Contractors in which event the Owner shall be responsible for payment of such costs.

13.2     CORRECTION OF WORK.

         13.2.1 The Contractor shall promptly correct Project Work rejected by the Program Manager or Architect or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Contractor shall bear costs of correcting such rejected work, including additional testing and inspections and compensation for the Program Manager's and Architect's services and expenses made necessary thereby.

         13.2.2 If, within one year after the date of Substantial Completion of the Project Work or designated portion thereof, any of the Project Work is found to be not in accordance with the requirements of the Contract Documents, the Contractor shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Contractor a written acceptance of such condition. This period of one year shall be extended with respect to portions of Project Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual performance of the work. This obligation under this Subparagraph 13.2.2 shall survive acceptance of the Project Work under the Contract and termination of the Contract. The Owner shall give such notice promptly after discovery of the condition. The Owner and Contractor agree to attend at the Project site, eleven months after Substantial Completion, and a one-year walkthrough to determine any warranty deficiencies to be remedied within 30 days by Contractor.

         13.2.3 The Contractor shall remove from the Project site portions of the Project Work which are not in accordance with the requirements of the Contract Documents and are neither corrected by the Contractor nor accepted by the Owner.

         13.2.4 If the Contractor fails to commence correction of nonconforming Project Work within 10 days after receipt of written notice, the Owner may correct it in accordance with Paragraph 3.3, and the Owner may remove the nonconforming Project Work and store the salvagable materials or equipment at the Contractor's expense. If the Contractor does not pay costs of such removal and storage within ten days after written notice, the Owner may upon ten additional days' written notice sell such materials and equipment at auction or at private sale and shall account for the proceeds thereof, after deducting costs and damages that should have been borne by the Contractor, including compensation for the Program Manager's and Architect's services and expenses made necessary thereby. If such proceeds of sale do not cover costs which the Contractor should have borne, the Contract Sum shall be reduced by the deficiency. If payments then or thereafter due the Contractor are not sufficient to cover such amount, the Contractor shall immediately pay the difference to the Owner.

         13.2.5 Subject to insurance of property damage provided under this Agreement, the Contractor shall bear the cost of correcting destroyed or damaged construction, whether completed or partially completed, of the Owner or Other Contractors caused by the Contractor's correction or removal of Project Work which is not in accordance with the requirements of the Contract Documents.

         13.2.6 Nothing contained in this Paragraph 13.2 shall be construed to establish a period of limitation with respect to other obligations which the Contractor might have under the Contract Documents. Establishment of the time period of one year as described in Subparagraph 13.2.2 relates only to the specific obligation of the Contractor to correct the Project Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Contractor's liability with respect to the Contractor's obligations other than specifically to correct the Project Work.

13.3 ACCEPTANCE OF NONCONFORMING WORK. If the Owner prefers to accept Project Work which is not in accordance with the requirements of the Contract Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

                                   ARTICLE 14.
                    TERMINATION OR SUSPENSION OF THE CONTRACT

14.1 TERMINATION BY THE CONTRACTOR. The Contractor may terminate this Agreement as it relates to the Project Work if the Work is stopped for a period of thirty
(30) consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons performing portions of the Project Work under contract with the Contractor, for any of the following reasons:

         14.1.1 issuance of an order of a court or other public authority having jurisdiction;

         14.1.2 because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or

         14.1.3 the Owner has failed to furnish to the Contractor promptly, upon the Contractor's written request, the information required by Subparagraph 3.1.1.

If one of the above reasons exists, the Contractor may, upon fourteen (14) additional days' written notice to the Owner, Program Manager and Architect, terminate the Contract and recover from the Owner payment for Project Work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery.

14.2     TERMINATION BY THE OWNER FOR CAUSE.

         14.2.1 The Owner may terminate the Contract if the Contractor:

                  14.2.1.1 Repeatedly refuses or fails to supply enough properly skilled workers or proper materials;

                  14.2.1.2 Fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;

                  14.2.1.3 Repeatedly disregards laws, ordinances, or rules, regulations or orders of a public authority having jurisdiction; or

                  14.2.1.4 Otherwise is guilty of substantial breach of a provision of the Contract Documents.

         14.2.2 When any of the above reasons exist, the Owner, after consultation with the Program Manager and the Architect that sufficient cause exists to justify such action, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor's surety, if any, seven (7) days' written notice and an opportunity to cure, terminate employment of the Contractor and may, subject to any prior rights of the surety:

                  14.2.2.1 Take possession of the Project site and of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;

                  14.2.2.2 Accept assignment of subcontracts pursuant to Paragraph 6.4; and finish the Project Work by whatever reasonable method the Owner may deem expedient;

         14.2.3 When the Owner terminates the Contract for one of the reasons stated in Subparagraph 14.2.1, the Contractor shall not be entitled to receive further payment, except as provided in subparagraph 14.2.4 after the Project Work is completed.

         14.2.4 If the unpaid balance of the GMP exceeds costs of finishing the Project Work, including compensation for the Program Manager's and Architect's services and expenses made necessary thereby, such excess shall be paid to the Contractor. If such costs exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall, upon application, be certified by the Architect after consultation with the Program Manager, and this obligation for payment shall survive termination of the Contract.

14.3     SUSPENSION BY THE OWNER FOR CONVENIENCE.

         14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Project Work in whole or in part for such period of time as the Owner may determine.

         14.3.2 An adjustment shall be made for increases in the cost of performance of the Contract, on the increased cost of performance, caused by suspension, delay or interruption. No adjustment shall be made to the extent that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible, or that an equitable adjustment is made or denied under another provision of this Contract.

         14.3.3 Adjustments made in the cost of performance may have a mutually agreed fixed cost for time impacted general conditions.

         14.3.4 The Contractor will be compensated for the Cost of the Work actually incurred plus the earned Contractor's Fee through the date of suspension, and will not be paid for lost opportunity costs or profit. Cost plus subcontractors shall be paid for actual costs incurred plus any earned fee, and lump sum subcontractors shall be paid an amount based upon the percentage of Work completed, as approved by the architect/program manager as of the date of suspension.

                                   ARTICLE 15.
                            MISCELLANEOUS PROVISIONS

15.1 GOVERNING LAW. This Agreement shall be governed by the law of the State of Texas, without reference to principles of conflicts of laws.

15.2 SUCCESSORS AND ASSIGNS. The Owner and Contractor respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

15.3 WRITTEN NOTICE. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested, by overnight courier service, or by facsimile to the address and/or telecopy number as follows, unless such address or number is changed by written notice hereunder.


         If to Owner:                    David Breeding
                                         Vice President Design & Construction
                                         One Gaylord Drive
                                         Nashville, TN 37214
                                         Telephone: (615) 316-6847
                                         Telecopy: (615) 316-6898

         If to Contractor:               Bob Gist
                                         Vice President
                                         1507 Gaylord Trail
                                         Lot 107
                                         Grapevine, TX 76051
                                         Telephone (817) 329-4270
                                         Telecopy (817) 329-4335


15.4 REPRESENTATIVES. Initially, for purposes of this Agreement, the Owner's representative shall be David Breeding, and the Contractor's representative shall be Bob Gist. Either party may change the identity of its representative by notice provided as set forth in Section 15.3.

15.5     TESTS AND INSPECTIONS.

         15.5.1 Tests, inspections and approvals of portions of the Project Work required by the Contract Documents or by laws, ordinances, rules, regulations or orders of public authorities having jurisdiction shall be made at an appropriate time. Unless otherwise provided, the Contractor shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Contractor shall give the Program Manager and Architect 48 hours notice of when and where tests and inspections are to be made so the Program Manager and Architect may observe such procedures. The Owner shall bear costs of tests, inspections or approvals.

         15.5.2 If the Program Manager, Architect, Owner or public authorities having jurisdiction determine that portions of the Project Work require additional testing, inspection or approval not included under Subparagraph 15.5.1, the Program Manager and Architect will, upon written authorization from the Owner, instruct the Contractor to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Contractor shall give 48 hours notice to the Program Manager and Architect of when and where tests and inspections are to be made so the Program Manager and Architect may observe such procedures. The Owner shall bear such costs except as provided in Subparagraph 15.5.3.

         15.5.3 If such procedures for testing, inspection or approval under Subparagraphs 15.5.1 and 15.5.2 reveal failure of the portions of the Project Work to comply with requirements established by the Contract Documents, the Contractor shall bear all costs made necessary by such failure including those of repeated procedures re-testing and compensation for the Program Manager's and Architect's services and expenses.

         15.5.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Contract Documents, be secured by the Contractor and promptly delivered to the Program Manager for transmittal to the Architect.

         15.5.5 If the Program Manager or Architect are to observe tests, inspections or approvals required by the Contract Documents, the Program Manager or Architect will do so promptly and, where practicable, at the normal place of testing.

         15.5.6 Tests or inspections conducted pursuant to the Contract Documents shall be made promptly to avoid unreasonable delay in the Project Work.

15.6 NON-WAIVER. The Parties shall have the right at all times to enforce the provisions of the Contract Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the either Party in refraining from so doing at any time or times. The failure of the Parties at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Contract Documents or as having in any way or manner modified or waived the same. All rights and remedies of the Parties are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

15.7 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

15.8 COUNTERPARTS. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

15.9 OWNERSHIP AND USE OF DRAWINGS, SPECIFICATIONS AND OTHER DOCUMENTS. The Drawings, Specifications and other documents prepared used in connection with the Project Work shall be the property of the Owner, and the Owner shall and will retain all common law, statutory and other reserved rights, in addition to the copyright. The Contractor may retain one contract record set. Neither the Contractor nor any Subcontractor or material or equipment supplier shall own or claim a copyright in the Drawings, Specifications and other such documents. All copies of them, except the Contractor's record set, shall be returned or suitably accounted for to the Owner, on request, upon completion of the Project Work. The Drawings, Specifications and other such documents, and copies thereof furnished to the Contractor, are for use solely with respect to this Project. They are not to be used by the Contractor or any Subcontractor or material or equipment supplier on other Projects or for additions to this Project outside the scope of the Project Work without the specific written consent of the Owner. The Contractor, Subcontractors and material or equipment suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other such documents appropriate to and for use in the execution of their Project Work under the Contract Documents. All copies made under this license shall bear the statutory copyright notice, if any, shown on the Drawings, Specifications and other such documents. Submittal or distribution to meet official regulatory requirements or for other purposes in connection with this Project is not to be construed as publication in derogation of the copyright or other reserved rights.

15.10    CONFIDENTIALITY AGREEMENT. CONFIDENTIALITY AND PROMOTION.

         15.10.1 Contractor may have access to information with regard to systems, concepts and designs, trade secrets, financial data, and general business information of Gaylord Hotels, its subsidiary, affiliated and related companies which is not generally known by the public and which gives Gaylord Hotels an advantage over its competitors who do not know or use this information ("Confidential Information"). The Project and all matters relating to it, including any discussions between Gaylord Hotels, its subsidiary, affiliated and related companies and Contractor are considered and will be treated as Confidential Information by Contractor and Contractor's employees and Contractor's subcontractors, if any. Contractor agrees to refrain at all times from disclosing

Gaylord Hotels Confidential Information to others or from using it except for the benefit of Gaylord Hotels and to refrain from any other acts which would tend to impair the value of the Confidential Information to Gaylord Hotels. Contractor will secure appropriate agreements with each of its employees and subcontractors assigned to the Project so that each will agree to the obligations of this Paragraph.

         15.10.2 Further, without the prior written approval of Gaylord Hotels, Contractor and Contractor's employees will not discuss the Project or their relationship to it with any branch of the media or with any third party nor will they furnish any written materials, photographs, drawings or sketches relating to the Project to any media entity or third party. Contractor will not use Gaylord Hotels name or its association with Gaylord Hotels, its subsidiary, affiliated and related companies in any form of advertising or promotions without Gaylord Hotels prior written consent. Further, Contractor will not utilize the name of Gaylord Hotels, its subsidiary, affiliated and related companies or any of its fanciful characters or themes, whether real or fictitious, associated with Gaylord Hotels, its subsidiary, affiliated and related companies' products, or any other intellectual properties owned or controlled by Gaylord Hotels or any of its parent or related companies without the prior written consent of Gaylord Hotels, which consent may be withheld by Gaylord Hotels in its sole judgment.

                  (Remainder of Page Intentionally Left Blank)

         IN WITNESS WHEREOF, the Owner and Contractor have executed this Agreement as of the date first written above and it is effective, however, from and after March 19, 2001.

Owner:                                         Contractor:

GAYLORD ENTERTAINMENT COMPANY                  CENTEX CONSTRUCTION COMPANY, INC.




By: /s/ Colin Reed                             By: /s/ Robert Van Cleave
   ------------------------------                 ------------------------------
         COLIN REED                                     ROBERT VAN CLEAVE
Title:   President & CEO                       Title:   President and CEO

                                    EXHIBITS

                     OWNER-CONTRACTOR CONSTRUCTION AGREEMENT

A.       Scope of Work

B.       Construction Document Listing

C.       Centex GMP Estimate

D.       Centex General Conditions and Project Support Costs

E.       Centex Qualifications and Exclusions

F.       Centex Allowance Items

G.       GAYLORD HOTELS Turnover Schedule

H.       DELETED

I.       DELETED

J.       DELETED

K.       OCIP Manual

L.       Subguard Outline Spec

M.       Centex Organization Chart

N.       DELETED

O.       DELETED

P.       DELETED